                                    ANNEX A
                             COMBINATION AGREEMENT

                                                                  EXECUTION COPY

                             COMBINATION AGREEMENT

                                 BY AND AMONG:

                              IVI CHECKMATE CORP.,

                          INTERNATIONAL VERIFACT INC.,

                          CHECKMATE ELECTRONICS, INC.

                                      AND

                           FUTURE MERGER CORPORATION

                          DATED AS OF JANUARY 16, 1998

                               TABLE OF CONTENTS

ARTICLE 1.00--PRELIMINARY STEP....................................................................          2
           1.1        INCORPORATION AND ORGANIZATION OF NEWCO.....................................          2
           1.2        INCORPORATION OF MERGER SUB.................................................          3
ARTICLE 2.00--THE ARRANGEMENT.....................................................................          3
           2.1        THE ARRANGEMENT.............................................................          3
           2.2        THE VOTING AND EXCHANGE TRUST AGREEMENT.....................................          4
           2.3        SUPPORT AGREEMENT...........................................................          4
           2.4        DISSENTING SHARES...........................................................          4
ARTICLE 3.00--THE MERGER..........................................................................          4
           3.1        MERGER OF MERGER SUB WITH AND INTO CHECKMATE................................          4
           3.2        EFFECT OF THE MERGER........................................................          5
           3.3        SURVIVING CORPORATION ARTICLES OF INCORPORATION AND BY-LAWS; DIRECTORS......          5
           3.4        CONVERSION OF CHECKMATE COMMON SHARES.......................................          5
           3.5        CLOSING OF CHECKMATE TRANSFER BOOKS.........................................          6
           3.6        EXCHANGE AGENT..............................................................          6
           3.7        NO FRACTIONAL SHARES........................................................          6
           3.8        DISSENTING SHARES...........................................................          6
           3.9        LOST CERTIFICATES...........................................................          7
ARTICLE 4.00--POST-CLOSING CORPORATE STRUCTURE....................................................          7
           4.1        POST-CLOSING CORPORATE STRUCTURE............................................          7
ARTICLE 5.00--ADDITIONAL AGREEMENTS...............................................................          7
           5.1        CLOSING.....................................................................          7
           5.2        CONTEMPORANEOUS TRANSACTIONS................................................          8
           5.3        ACCOUNTING CONSEQUENCES.....................................................          8
           5.4        MATERIAL ADVERSE EFFECT.....................................................          8
           5.5        ADJUSTMENTS TO EXCHANGE RATIOS..............................................          8
           5.6        DISSENTERS' RIGHTS..........................................................          8
           5.7        SHAREHOLDER MEETINGS; PROXY MATERIALS; FORM S-4.............................          9
           5.8        ACCESS TO INFORMATION; CONFIDENTIALITY......................................         10
           5.9        CONSENTS; APPROVALS.........................................................         11
           5.10       STOCK OPTIONS...............................................................         11
           5.11       AGREEMENTS OF AFFILIATES....................................................         12
           5.12       INDEMNIFICATION AND INSURANCE...............................................         12
           5.13       NOTIFICATION OF CERTAIN MATTERS.............................................         13
           5.14       FURTHER ACTION..............................................................         13
           5.15       PUBLIC ANNOUNCEMENTS........................................................         14
           5.16       LISTING OF NEWCO COMMON STOCK AND EXCHANGEABLE SHARES.......................         14
           5.17       CONVEYANCE TAXES............................................................         14
           5.19       DIRECTORS AND OFFICERS......................................................         14
           5.20       STRATEGIC ALLIANCE WITH INGENICO............................................         15
           5.21       FAIR PRICE AND BUSINESS COMBINATIONS REQUIREMENTS...........................         15
           5.22       SHAREHOLDER PROTECTION RIGHTS REDEMPTION....................................         15
           5.23       EMPLOYMENT AGREEMENTS.......................................................         16
           5.24       REORGANIZATION TREATMENT....................................................         16
           5.25       COMBINED FINANCIAL RESULTS..................................................         16
ARTICLE 6.00--REPRESENTATIONS AND WARRANTIES OF IVI...............................................         16
           6.1        ORGANIZATION AND QUALIFICATION; SUBSIDIARIES................................         16

           6.2        ARTICLES OF CONTINUATION AND BY-LAWS; MINUTES...............................         17
           6.3        CAPITALIZATION..............................................................         17
           6.4        AUTHORITY RELATIVE TO THIS AGREEMENT........................................         18
           6.5        MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS..............         18
           6.6        COMPLIANCE; PERMITS.........................................................         19
           6.7        SECURITIES REGULATORY AUTHORITY REPORTS AND FINANCIAL STATEMENTS............         20
           6.8        ABSENCE OF CERTAIN CHANGES OR EVENTS........................................         20
           6.9        NO UNDISCLOSED LIABILITIES..................................................         21
           6.10       ABSENCE OF LITIGATION.......................................................         21
           6.11       EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS...............................         21
           6.12       LABOUR MATTERS..............................................................         23
           6.13       REGISTRATION STATEMENT; PROXY STATEMENT.....................................         23
           6.14       RESTRICTIONS ON BUSINESS ACTIVITIES.........................................         24
           6.15       TITLE TO PROPERTY...........................................................         24
           6.16       TAXES.......................................................................         25
           6.17       ENVIRONMENTAL MATTERS.......................................................         27
           6.18       BROKERS.....................................................................         28
           6.19       FULL DISCLOSURE.............................................................         28
           6.20       INTELLECTUAL PROPERTY.......................................................         28
           6.21       INTERESTED PARTY TRANSACTIONS...............................................         30
           6.22       INSURANCE...................................................................         30
           6.23       OPTION PLANS................................................................         30
           6.24       POOLING MATTERS.............................................................         30
           6.25       AFFILIATES..................................................................         30
           6.26       OPINION OF FINANCIAL ADVISOR................................................         31
ARTICLE 7.00-REPRESENTATIONS AND WARRANTIES OF CHECKMATE..........................................         31
           7.1        ORGANIZATION AND QUALIFICATION; SUBSIDIARIES................................         31
           7.2        ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES..............................         31
           7.3        CAPITALIZATION..............................................................         32
           7.4        AUTHORITY RELATIVE TO THIS AGREEMENT........................................         32
           7.5        MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS..............         32
           7.6        COMPLIANCE; PERMITS.........................................................         33
           7.7        SECURITIES REGULATORY AUTHORITY REPORTS AND FINANCIAL STATEMENTS............         34
           7.8        ABSENCE OF CERTAIN CHANGES OR EVENTS........................................         35
           7.9        NO UNDISCLOSED LIABILITIES..................................................         35
           7.10       ABSENCE OF LITIGATION.......................................................         35
           7.11       EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS...............................         35
           7.12       LABOUR MATTERS..............................................................         38
           7.13       REGISTRATION STATEMENT; PROXY STATEMENT.....................................         38
           7.14       RESTRICTIONS ON BUSINESS ACTIVITIES.........................................         39
           7.15       TITLE TO PROPERTY...........................................................         39
           7.16       TAXES.......................................................................         39
           7.17       ENVIRONMENTAL MATTERS.......................................................         41
           7.18       BROKERS.....................................................................         42
           7.19       FULL DISCLOSURE.............................................................         42
           7.20       INTELLECTUAL PROPERTY.......................................................         42
           7.21       INTERESTED PARTY TRANSACTIONS...............................................         44

           7.22       INSURANCE...................................................................         44
           7.23       OPTION PLANS................................................................         44
           7.24       POOLING MATTERS.............................................................         44
           7.25       AFFILIATES..................................................................         45
           7.26       OPINION OF FINANCIAL ADVISOR................................................         45
ARTICLE 8.00--REPRESENTATIONS AND WARRANTIES OF NEWCO.............................................         45
           8.1        ORGANIZATION AND QUALIFICATION..............................................         45
           8.2        ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES..............................         45
           8.3        CAPITALIZATION..............................................................         45
           8.4        AUTHORITY RELATIVE TO THIS AGREEMENT........................................         45
ARTICLE 9.00--REPRESENTATIONS AND WARRANTIES OF MERGER SUB........................................         46
           9.1        ORGANIZATION AND QUALIFICATION..............................................         46
           9.2        ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES..............................         46
           9.3        CAPITALIZATION..............................................................         46
           9.4        AUTHORITY RELATIVE TO THIS AGREEMENT........................................         46
ARTICLE 10.00--CONDUCT OF BUSINESS PENDING THE ARRANGEMENT........................................         46
           10.1       CONDUCT OF BUSINESS BY IVI PENDING THE TRANSACTIONS.........................         46
           10.2       NO SOLICITATION.............................................................         48
           10.3       NO SOLICITATION.............................................................         50
ARTICLE 11.00--CONDITIONS TO THE TRANSACTIONS.....................................................         52
           11.1       CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSACTIONS...........         52
           11.2       ADDITIONAL CONDITIONS TO OBLIGATIONS OF IVI.................................         53
                      OPINION OF CHECKMATE COUNSEL................................................         54
                      TAX OPINION.................................................................         54
           11.3       ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHECKMATE...........................         54
ARTICLE 12.00--TERMINATION........................................................................         56
           12.1       TERMINATION.................................................................         56
           12.2       EFFECT OF TERMINATION.......................................................         57
           12.3       FEES AND EXPENSES...........................................................         57
ARTICLE 13.00--GENERAL PROVISIONS.................................................................         57
           13.1       EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.................         57
           13.2       NOTICES.....................................................................         57
           13.3       AMENDMENT...................................................................         59
           13.4       WAIVER......................................................................         59
           13.5       HEADINGS....................................................................         59
           13.6       SEVERABILITY................................................................         59
           13.7       ENTIRE AGREEMENT............................................................         59
           13.8       ASSIGNMENT..................................................................         59
           13.9       PARTIES IN INTEREST.........................................................         59
           13.10      FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.......................         60
           13.11      GOVERNING LAW...............................................................         60
           13.12      COUNSEL FEE.................................................................         60
           13.13      COUNTERPARTS................................................................         60
           13.14      WAIVER OF JURY TRIAL........................................................         60
           13.15      U.S. CURRENCY...............................................................         60
           13.16      ARBITRATION.................................................................         60
SCHEDULE A........................................................................................          1

                             COMBINATION AGREEMENT

    This COMBINATION AGREEMENT is entered into as of January 16, 1998 (this "Agreement"),

BY AND AMONG:

    IVI CHECKMATE CORP., a Delaware corporation ("Newco"),

    INTERNATIONAL VERIFACT INC., a Canadian corporation ("IVI"),

    CHECKMATE ELECTRONICS, INC., a Georgia corporation ("Checkmate") and

    FUTURE MERGER CORPORATION, a Georgia corporation ("Merger Sub").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of IVI and Checkmate have each determined that it is advisable and in the best interests of their respective shareholders to carry out the transactions contemplated herein upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such transactions, the Board of Directors of IVI has approved the execution and delivery of this Agreement in order to provide for the reorganization of the capital of IVI whereby each of the issued and outstanding common shares in the capital of IVI (the "IVI Common Shares") will be exchanged, at the holder's election, for either one (the "IVI Exchange Ratio") share of common stock, no par value of Newco (the "Newco Common Stock") or one Exchangeable Share (as defined below) of IVI and certain ancillary agreements will be entered into including the Voting Trust Agreement and the Support Agreement (as defined below) (such reorganization referred to herein as the "Arrangement");

    WHEREAS, the Exchangeable Shares are exchangeable by the holders thereof for shares of Newco Common Stock on a one-for-one basis at any time subject to the terms of this Agreement and the exhibits hereto;

    WHEREAS, the Arrangement shall be effected under Section 192 of the CBCA pursuant to the terms hereof and a plan of arrangement (the "Plan of Arrangement"), substantially in the form of Exhibit A hereto together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably;

    WHEREAS, the holders of IVI Common Shares that elect to receive Exchangeable Shares from IVI (i) will grant and transfer to Newco certain rights to acquire the Exchangeable Shares ("Call Rights") and (ii) will receive from Newco certain voting rights in respect of Newco ("Voting Rights") and certain rights to transfer the Exchangeable Shares directly to Newco ("Exchange Rights");

    WHEREAS, the Boards of Directors of Newco, Checkmate and Merger Sub each have approved the execution and delivery of this Agreement in order to provide for the merger (the "Merger") of Merger Sub with and into Checkmate in accordance with the applicable provisions of the Georgia Law, and upon the terms and subject to the conditions set forth herein;

    WHEREAS, pursuant to the Merger, each outstanding share (a "Checkmate Share") of Checkmate's common stock, $.01 par value (the "Checkmate Common Shares"), shall be converted into the right to receive the "Merger Consideration" (as defined in Section 3.4(c)), upon the terms and subject to the conditions set forth herein;

    WHEREAS, Newco, Merger Sub and Checkmate intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and the Treasury regulations thereunder, and further intend that the Merger be treated as a tax-free reorganization under Section 368(a) of the Code;

    WHEREAS, the parties intend that (i) the transfer of IVI Common Shares to Newco in exchange for Newco Common Stock by those shareholders of IVI that elect to receive Newco Common Stock, (ii) the transfer of Call Rights to Newco in exchange for Voting Rights and Exchange Rights by those shareholders of IVI that elect to receive Exchangeable Shares, and (iii) the transfer of Checkmate Common Shares to Newco by the shareholders of Checkmate pursuant to the Merger, collectively, be treated as a single integrated tax-free transaction under
Section 351(a) of the Code;

    WHEREAS, concurrently with the execution of this Agreement, and as an inducement to IVI, Checkmate and Merger Sub to enter into this Agreement, IVI, Merger Sub, certain principal shareholders of Checkmate and a certain principal shareholder of IVI have entered into stockholders agreements (the "Shareholders Agreements"), pursuant to which such persons have agreed, among other things, to vote their Checkmate Common Shares or IVI Common Shares, as the case may be, in favour of any shareholders' resolutions relating to the Transactions proposed by management at a meeting of shareholders of Checkmate or IVI, as the case may be;

    WHEREAS, upon completion of the Transactions the shareholders of IVI, through their holdings of Newco Common Stock (and options therefor) and the Exchangeable Shares and related rights, shall be effectively entitled to approximately 57% of the equity of Newco, and the shareholders of Checkmate, through their holdings of Newco Common Stock (and options therefor), shall be effectively entitled to approximately 43% of the equity of Newco, based on a fully diluted treasury stock method calculation;

    WHEREAS, the parties intend as soon as practicable after the execution of this Agreement, to file with the SEC preliminary proxy materials as a joint proxy statement to solicit proxies of shareholders with respect to the shareholders' meetings to be held to approve the Arrangement, in the case of IVI, and the Merger, in the case of Checkmate, and to cause Newco thereafter to file with the SEC a registration statement on Form S-4 for the Newco Common Stock to be issued in connection with the Merger and the Arrangement;

    WHEREAS, if required, the parties intend, as soon as practicable after the execution of this Agreement, to cause Newco to file with the OSC and certain other securities regulatory authorities in Canada a preliminary "non-offering" prospectus under subsection 53(2) of the OSA and the equivalent provisions in such other jurisdictions, or take any other steps necessary, to make Newco a "reporting issuer" under the OSA and the securities laws of such other jurisdictions;

    WHEREAS, for accounting purposes, it is intended that the Transactions shall be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP");

    WHEREAS, this Agreement uses certain terms as defined terms, the definitions for which appear in Schedule A hereto;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                        ARTICLE 1.00--PRELIMINARY STEPS

1.1 INCORPORATION AND ORGANIZATION OF NEWCO

        (a) Checkmate has caused the incorporation of Newco under the Delaware General Corporation Law ("Delaware Law") with a Certificate of Incorporation in the form set forth in Exhibit B hereto and which Certificate of Incorporation does:

           (i) authorize the Newco Common Stock to be issued in the Arrangement and the Merger and a sufficient number of shares of Newco Common Stock so that the Call Rights, Exchange Rights and retraction and redemption rights attached to the Exchangeable Shares and the rights of holders of options issued pursuant to IVI Option Plan and Checkmate Stock Option Plans may be honoured; and

           (ii) create Newco Preferred Stock.

        (b) Newco has adopted By-laws in the form set forth in Exhibit D hereto;

        (c) The initial directors of Newco are J. Stanford Spence, George Whitton, L. Barry Thomson and Gregory A. Lewis;

        (d) Prior to the Closing, Newco will file a certificate of designation under Section 151(g) of the Delaware Law in connection with the Newco Special Voting Stock substantially in the form of Exhibit C hereto.

1.2 INCORPORATION OF MERGER SUB

    Newco has caused Merger Sub to be incorporated under the Georgia Law as a wholly-owned subsidiary of Newco.

                         ARTICLE 2.00--THE ARRANGEMENT

2.1 THE ARRANGEMENT

    As promptly as practicable after the execution of this Agreement, IVI will apply to the Ontario Court of Justice (General Division) (the "Court") pursuant to Section 192 of the CBCA for an interim order in form and substance satisfactory to Checkmate (such approval not to be unreasonably withheld or delayed) (the "Interim Order") providing for, among other things, the calling and holding of a special meeting of its shareholders for the purpose of considering and, if deemed advisable, approving the Arrangement under Section 192 of the CBCA and pursuant to the Plan of Arrangement. Upon approval of the Arrangement by IVI shareholders, as promptly as practicable thereafter, IVI will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At the time specified in the Articles of Arrangement (the "Effective Time") on the date (the "Effective Date") shown on the Certificate of Arrangement issued by the Director under the CBCA giving effect to the Arrangement, the following reorganization of capital shall occur and shall be deemed to occur in the following order without any further act or formality:

        (a) The Articles of Continuation of IVI shall be amended to authorize a class of exchangeable shares (the "Exchangeable Shares") and one Series A Preferred Share of IVI (the "Series A Preferred Share").

        (b) IVI shall issue to Newco one Series A Preferred Share in consideration of the issuance by Newco to IVI of one share of the preferred stock, $.01 par value, of Newco (the "Newco Preferred Stock"). The stated capital of the Series A Preferred Share shall be equal to the fair market value, as determined by the board of directors of IVI, of a share of Newco Preferred Stock. No certificate shall be issued in respect of the Series A Preferred Share.

        (c) Each of the outstanding IVI Common Shares (other than IVI Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) will be exchanged either (i) with IVI, for a number of Exchangeable Shares at the IVI Exchange Ratio or (ii) with Newco, for a number of shares of Newco Common Stock at the IVI Exchange Ratio, at the holder's election and Newco shall issue such number of shares of Newco Common Stock. Each holder of IVI Common Shares (other than IVI Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) will receive that whole number of Exchangeable Shares or shares of Newco Common Stock, as the case may be, resulting from the exchange of such holder's IVI Common Shares. No fractional shares of Newco Common Stock or fractional Exchangeable Shares will be issued and no certificate therefor will be issued. Any holder of IVI Common Shares who would otherwise be entitled to receive a fraction of an Exchangeable Share or share of Newco Common Stock, as the case may be, shall, upon surrender of his certificate or certificates representing IVI Common Shares, receive a share certificate adjusted to the next lower whole number of Newco Common Stock or Exchangeable Shares, as the case may be.

        (d) Upon the exchange referred to in paragraph (c) above, each holder of an IVI Common Share shall cease to be such a holder, shall have his name removed from the register of holders of IVI Common Shares and shall become a holder of either (i) the number of fully paid Exchangeable Shares to which he is entitled as a result of the exchange referred to in paragraph (c) or
    (ii) the number of fully paid shares of Newco Common Stock to which he is entitled as a result of the exchange referred to in paragraph (c) and such holder's name shall be added to the register of holders of Exchangeable Shares or shares of Newco Common Stock, as the case may be.

        (e) The stated capital of the Exchangeable Shares will be equal to the stated capital of the IVI Common Shares actually exchanged for Exchangeable Shares immediately prior to the Arrangement.

        (f) Pursuant to the Arrangement and the Voting Trust Agreement, the holders of IVI Common Shares that elect to receive Exchangeable Shares (i) will grant and transfer directly to Newco the Call Rights and (ii) will receive directly from Newco the Voting Rights and the Exchange Rights.

        (g) The one outstanding Series A Preferred Share held by Newco will be exchanged for one IVI Common Share and Newco shall cease to be a holder of the Series A Preferred Share, shall have its name removed from the register of holders of Series A Preferred Shares, and Newco's name shall be added to the register of holders of IVI Common Shares accordingly, and the one Series A Preferred Share shall be cancelled by IVI.

        (h) The stated capital of the one IVI Common Share referred to in
    Section 2.1(g) shall be equal to the stated capital of the one Series A Preferred Share prior to the Arrangement.

        (i) The Newco Preferred Stock shall be purchased from IVI by Newco for the fair market value determined by the board of directors of IVI in accordance with Section 2.1(b) and immediately thereafter shall be cancelled by Newco.

2.2 THE VOTING AND EXCHANGE TRUST AGREEMENT

    Prior to the Effective Time, Newco, IVI and a Canadian trust company reasonably acceptable to all the parties (the "Trustee"), shall execute and deliver a Voting and Exchange Trust Agreement in substantially the form set forth as Exhibit E hereto, and such changes and additions thereto as may be reasonably requested by the Trustee together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably (as so executed the "Voting Trust Agreement"). Newco shall issue and deposit with the Trustee, for the benefit of the holders of the Exchangeable Shares, the one share of Newco Special Voting Stock to be held in accordance with the Voting Trust Agreement.

2.3 SUPPORT AGREEMENT

    Prior to the Effective Time, Newco and IVI shall execute and deliver the Support Agreement (the "Support Agreement") containing the terms and conditions set forth in Exhibit F hereto, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably.

2.4 DISSENTING SHARES

    Notwithstanding anything in this Agreement to the contrary, IVI Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares in favour of the Arrangement and who have delivered a written demand for appraisal of such shares in the manner provided in Section 190 of the CBCA ("IVI Dissenting Shares") shall not be exchanged for Exchangeable Shares or Newco Common Stock as described in Section 2.1 and shall from and after the Effective Time represent only the right to receive such consideration as shall be determined to be due to such shareholder pursuant to Section 190 of the CBCA; provided, however, that IVI Common Shares outstanding immediately prior to the Effective Time and held by a person who shall, with the written approval of IVI if required by Section 190 of the CBCA, withdraw his demand for the value of his shares or lose his right to demand to receive the value of his shares, in either case pursuant to
Section 190 of the CBCA, shall be deemed to be and become and have substituted therefor, as of the Effective Time, the appropriate number of Exchangeable Shares of IVI as specified in Section 2.1 without interest.

                            ARTICLE 3.00--THE MERGER

3.1 MERGER OF MERGER SUB WITH AND INTO CHECKMATE

        (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Checkmate and the separate existence of Merger Sub shall cease. Checkmate shall be the surviving corporation in the Merger (the "Surviving Corporation").

        (b) As provided in Section 5.1, Checkmate and Merger Sub will file a certificate of merger with the Secretary of State of the State of Georgia (the "Georgia Certificate of Merger") and make all other filings or recordings required by the Georgia Law in connection with the Merger. The Merger will become effective on the Effective Date at the Effective Time as specified in the Georgia Certificate of Merger duly filed with the Secretary of State of Georgia.

3.2 EFFECT OF THE MERGER

    The Merger shall have the effects set forth in the Georgia Law. Without limiting the generality of the foregoing, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Merger Sub and Checkmate (collectively, the "Constituent Corporations"). The Surviving Corporation shall be vested with the rights, privileges, powers and franchises, all property (real, personal, and mixed) and all debts due on whatever account and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations. All debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

3.3 SURVIVING CORPORATION ARTICLES OF INCORPORATION AND BY-LAWS; DIRECTORS

    The Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time, until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "IVI Checkmate Inc.". The By-laws of Merger Sub shall be the By-laws of the Surviving Corporation immediately after the Effective Time. The directors of the Surviving Corporation immediately after the Effective Time shall be J. Stanford Spence, George Whitton, L. Barry Thomson and Gregory A. Lewis.

3.4 CONVERSION OF CHECKMATE COMMON SHARES

        (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Checkmate Common Shares or Merger Sub:

           (i) Each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

           (ii) Each Checkmate Common Share and the associated share purchase right of Checkmate (a "Share") outstanding immediately prior to the Effective Time shall, except as provided in Section 3.8 with respect to Shares as to which appraisal rights have been exercised, and subject to
       Section 3.7, be converted into the right to receive 1.2775 shares of Newco Common Stock; provided, however, that the number of shares of Newco Common Stock so to be received is subject to adjustment as provided in
       Section 5.5. The ratio of 1.2775 shares of Newco Common Stock to one Checkmate Common Share, as such ratio may be adjusted pursuant to Section
       5.5 below, is hereinafter referred to as the "Checkmate Exchange Ratio".

        (b) From and after the Effective Time, all Shares converted in accordance with Section 3.4(a)(ii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Newco Common Stock ("Subsequent Dividends"). From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of Common Stock of the Surviving Corporation into which they were converted in accordance with
    Section 3.4(a)(i).

        (c) The Newco Common Stock to be received in consideration pursuant to the Merger by each holder of Shares is referred to herein as the "Merger Consideration".

3.5 CLOSING OF CHECKMATE TRANSFER BOOKS

    At and after the Effective Time, holders of certificates representing Shares shall cease to have any rights as shareholders of Checkmate and the stock transfer books of Checkmate shall be closed with respect to Checkmate Common Shares issued and outstanding immediately prior to the Effective Time and no further transfer of such shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to the Surviving Corporation or the Exchange Agent (duly endorsed as the Exchange Agent may require) they shall be exchanged as provided in Section 3.6.

3.6 EXCHANGE AGENT

        (a) Prior to the Effective Time, Newco shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. The Exchange Agent shall be a bank or trust company to be agreed by IVI and Checkmate prior to the Effective Time. For purposes of determining the Merger Consideration to be made available, Newco shall assume that no shareholder of Checkmate will perfect his right to appraisal of his Shares. Promptly following the Effective Time, Newco will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange.

        (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration and Subsequent Dividends, upon surrender to the Exchange Agent of a certificate or certificates representing Shares, will be entitled to receive the Merger Consideration and Subsequent Dividends payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and the Subsequent Dividends.

        (c) If any portion of the Merger Consideration in respect of any Share is to be issued to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 3.6 in respect of Shares for which appraisal rights have been perfected shall be returned to Newco upon demand.

3.7 NO FRACTIONAL SHARES

    No fractional shares of Newco Common Stock will be issued in connection with the Merger and no certificate therefor will be issued. Any holder of Shares who would otherwise receive a fractional share of Newco Common Stock shall, upon surrender of his certificate or certificates representing Shares, receive a share certificate adjusted to the next lower whole number of shares of Newco Common Stock.

3.8 DISSENTING SHARES

    Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by a holder who has delivered written notice to Checkmate before the vote has been taken demanding payment for his Shares if the Merger is consummated and has not voted in favour of the Merger and who has otherwise perfected his dissenters' rights in the manner provided in the Georgia Law ("Checkmate Dissenting Shares") shall not be canceled and converted into a right to receive the Merger Consideration in accordance with the Checkmate Exchange

Ratio as described in Section 3.4 and shall from and after the Effective Time represent only the right to receive such consideration as shall be determined to be due to such shareholder pursuant to the Georgia Law, unless such holder fails to perfect or withdraws or otherwise loses his right to dissent. If after the Effective Time such holder fails to perfect or waives, rescinds, withdraws or otherwise loses his right to dissent, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 3.4 without interest.

3.9 LOST CERTIFICATES

    If any certificate which immediately prior to the Effective Time represented outstanding Checkmate Common Shares that were exchanged pursuant to Section 3.6 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, certificates representing shares of Newco Common Stock (and any dividends or distributions with respect thereto) deliverable in respect thereof as determined in accordance with Section 3.6. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates represented shares of Newco Common Stock are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Surviving Corporation and the Exchange Agent, as the case may be, in such sum as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation and the Exchange Agent in a manner satisfactory to the Surviving Corporation and the Exchange Agent against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

                 ARTICLE 4.00--POST-CLOSING CORPORATE STRUCTURE

4.1 POST-CLOSING CORPORATE STRUCTURE

    It is the parties' intention, on or immediately after the Effective Date, to restructure the corporate holdings of Newco, IVI and the Surviving Corporation, in a tax-efficient manner which does not adversely affect the pooling treatment of the Transactions, such that

           (i) the Surviving Corporation acquires (by merger or otherwise) the assets and liabilities of, or the stock of, IVI International Inc., a Delaware corporation and International Verifact Inc. ("U.S."), a Delaware corporation, and

           (ii) the shareholdings of IVI in NTN and IVI Ingenico Inc. are transferred to Newco. For greater certainty, 1245344 Ontario Limited shall remain a subsidiary of IVI.

    It is also the parties' intention, on or immediately after the Effective Date, to take the steps necessary to have the Surviving Corporation, as a "statutory close corporation", eliminate its board of directors, in accordance with the Georgia Law.

                      ARTICLE 5.00--ADDITIONAL AGREEMENTS

5.1 CLOSING

    Unless this Agreement shall have been terminated pursuant to Section 12.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in
Article 11 hereof, the consummation of the Transactions (the "Closing") will take place two business days after satisfaction or waiver of the conditions set forth in Article 11 hereof, at the offices of Meighen Demers, Merrill Lynch Canada Tower, 200 King Street West, Suite 1100, Toronto, Ontario, M5H 3T4, unless another date, time or place is agreed to in writing by the parties hereto. At the Closing, the parties hereto shall deliver the documents contemplated hereby together with such other customary documents as may be reasonably requested by the parties. Concurrently with the Closing, the Articles of Arrangement shall be filed with the Director and the Georgia Certificate of Merger shall be filed with the Secretary of State of the State of Georgia.

5.2 CONTEMPORANEOUS TRANSACTIONS

    The parties hereto agree that each of the Transactions that is in fact consummated will, to the extent permitted by applicable law, be consummated substantially contemporaneously with any other Transaction that is in fact consummated.

5.3 ACCOUNTING CONSEQUENCES

    It is intended by the parties hereto that the Transactions shall qualify for accounting treatment as a pooling of interests under GAAP.

5.4 MATERIAL ADVERSE EFFECT

    When used in connection with IVI or any of its subsidiaries, or Checkmate or any of its subsidiaries, as the case may be, any reference to any event, change or effect being "material" means any material event, change or effect related to the condition (financial or otherwise), properties, Liabilities, businesses, operations, results of operations or prospects of such entity or group of entities. When used in connection with IVI or any of its subsidiaries, or Checkmate or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with any other occurrences, events, changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to

           (i) the business, properties, financial condition, results of operations or prospects of IVI and its subsidiaries or Checkmate and its subsidiaries, as the case may be, in each case taken as a whole or

           (ii) the ability of IVI or Checkmate, as the case may be, to perform its obligations under this Agreement or to consummate the Transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of the Transactions and compliance with the provisions of this Agreement on the operating performance of the parties.

5.5 ADJUSTMENTS TO EXCHANGE RATIOS

    The IVI Exchange Ratio and the Checkmate Exchange Ratio shall be proportionally adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into IVI Common Shares or Checkmate Common Shares), reorganization, recapitalization or other like change with respect to IVI Common Shares or Checkmate Common Shares which has a record date or (if no record date is required or established, by operation of law or otherwise) effective date on or after the date hereof and prior to the Effective Date.

5.6 DISSENTERS' RIGHTS

    Each of IVI and Checkmate shall give the other

           (i) prompt notice of any written demand of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the CBCA or the Georgia Law and received by IVI or Checkmate, as the case may be, and

           (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Neither IVI nor Checkmate shall, except with the prior written consent of the other, make any payment with respect to, or offer to settle or settle, any such demands.

5.7 SHAREHOLDER MEETINGS; PROXY MATERIALS; FORM S-4

        (a) Unless the Board of Directors of Checkmate shall take any action permitted by the third sentence of this Section 5.7(a) or the Board of Directors of IVI shall take any action permitted by the third sentence of
    Section 5.7(b), Checkmate shall cause a meeting of its shareholders (the "Checkmate Shareholders' Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Checkmate Shareholder Approval"). Except as provided in the next sentence, the Board of Directors of Checkmate shall recommend approval and adoption of this Agreement and the Merger by the shareholders of Checkmate. The Board of Directors of Checkmate shall be permitted to

           (i) not recommend to Checkmate's shareholders that they give the Checkmate Shareholder Approval,

           (ii) withdraw or modify in a manner adverse to IVI its recommendation to Checkmate's shareholders that they give the Checkmate Shareholder Approval, or

           (iii) cancel the Checkmate Shareholders' Meeting, but in each of cases (i), (ii) and (iii) only if and to the extent that Checkmate has complied with Section 10.2(a) and a Superior Proposal with respect to Checkmate is pending at the time Checkmate's Board of Directors determines to take any such action or inaction. In connection with the Checkmate Shareholders' Meeting, Checkmate

           (iv) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable a proxy statement and all other materials for such meeting (the "Checkmate Proxy Statement"),

           (v) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Checkmate Shareholder Approval, and

           (vi) will otherwise comply with all legal requirements applicable to such meeting.

        (b) Unless the Board of Directors of IVI shall take any action permitted by the third sentence of this Section 5.7(b) or the Board of Directors of Checkmate shall have taken any action permitted by the third sentence of
    Section 5.7(a), IVI shall cause a meeting of its shareholders (the "IVI Shareholders' Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Arrangement (the "IVI Shareholder Approval"). Except as provided in the next sentence, the Board of Directors of IVI shall recommend approval and adoption of this Agreement and the Arrangement by IVI's shareholders. The Board of Directors of IVI shall be permitted to

           (i) not recommend to IVI's shareholders that they give the IVI Shareholder Approval,

           (ii) withdraw or modify in a manner adverse to Checkmate its recommendation to IVI's shareholders that they give the IVI Shareholder Approval, or

           (iii) cancel the IVI Shareholders' Meeting, but in each of cases (i),
       (ii) and (iii) only if and to the extent that IVI has complied with
       Section 10.2(a) and a Superior Proposal with respect to IVI is pending at the time IVI's Board of Directors determines to take any such action or inaction. In connection with the IVI Shareholders' Meeting, IVI

           (x) will promptly prepare and file with the OSC, the TSE and the SEC, will use its reasonable best efforts to have cleared by the OSC, the TSE and the SEC and will thereafter mail to its shareholders as promptly as practicable the proxy statement and management information circular and all other materials for such meeting (the "IVI Proxy Statement", and collectively with the Checkmate Proxy Statement, the "Proxy Statements"),

           (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the IVI Shareholder Approval, and

           (z) will otherwise comply with all legal requirements applicable to such meeting.

        (c) Newco shall, and IVI and Checkmate shall cause Newco, promptly to prepare and file with the SEC a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Newco Common Stock issuable at the Effective Time in connection with the Arrangement and the Merger and take any action required to be taken under applicable SEC, state and provincial securities Laws, the regulations of the TSE and the regulations of NASD for the Nasdaq National Market in connection with the issuance of such Newco Common Stock. Subject to the terms and conditions of this Agreement and unless the Board of Directors of Checkmate or IVI, as the case may be, shall take any action permitted by the third sentence of paragraph
    (a) or (b) of Section 5.7 above, as the case may be, IVI and Checkmate shall cause Newco to use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed.

        (d) Newco shall, and IVI and Checkmate shall cause Newco, to prepare and file as soon as practicable after the Effective Date with the SEC a registration statement on Form S-3 (the "Form S-3") under the Securities Act, with respect to the shares of Newco Common Stock issuable in connection with the exchange of the Exchangeable Shares and take any action required to be taken under applicable SEC, state and provincial securities Laws, the regulations of the TSE and the regulations of NASD for the Nasdaq National Market in connection with the issuance of such shares of Newco Common Stock. Subject to the terms and conditions of this Agreement and unless it is determined by counsel to Newco that Newco is not eligible to use the Form S-3, IVI and Checkmate shall cause Newco to use its reasonable best efforts to have such registration statement on Form S-3 declared effective under the Securities Act as promptly as practicable after such registration statement is filed.

        (e) Newco shall, and IVI and Checkmate shall cause Newco, if required, promptly to prepare and file with the OSC and certain other securities regulatory authorities in Canada a preliminary "non-offering" prospectus (together with the (final) prospectus, the "Prospectus") under subsection 53(2) of the OSA and the equivalent provisions in the securities Laws of such other jurisdictions, or file such other documents and take such other steps as may be required so that Newco will become a "reporting issuer" under the OSA and the securities Laws of such other jurisdictions, and take any action required to be taken under applicable provincial securities Laws and the regulations of the TSE in connection therewith. Subject to the terms and conditions of this Agreement and unless the Board of Directors of Checkmate or IVI, as the case may be, shall take any action permitted by the third sentence of paragraph (a) or (b) of Section 5.7 above, as the case may be, IVI and Checkmate shall cause Newco to use its reasonable best efforts to obtain a receipt for the (final) "non-offering" prospectus or such other document on or before the Effective Date.

5.8 ACCESS TO INFORMATION; CONFIDENTIALITY

    Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, IVI and Checkmate shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during the period prior to the Effective Date, to all its properties, books, contracts, commitments and records and, during such period, IVI and Checkmate each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the existing confidentiality and standstill agreement (the "Confidentiality/ Standstill Agreement") between IVI and Checkmate, notwithstanding the expiration thereof on March 31, 1998.

5.9 CONSENTS; APPROVALS

    IVI, Checkmate and Newco shall each use all reasonable efforts to obtain all Approvals and IVI, Checkmate and Newco shall make all filings (including, without limitation, all filings with United States, Canadian federal and provincial and foreign governmental entities) required in connection with the authorization, execution and delivery of this Agreement by IVI, Newco, Merger Sub and Checkmate and the consummation by them of the transactions contemplated hereby. IVI and Checkmate (with respect to themselves and their respective subsidiaries), upon the reasonable request of any party hereto, shall furnish all information required to be included in the Registration Statement, Proxy Statements, Form S-3, Prospectus or for any Approval or other filing to be made pursuant to all Laws in connection with the transactions contemplated by this Agreement.

5.10 STOCK OPTIONS

        (a) On the Effective Date, IVI's obligations with respect to each outstanding option to purchase IVI Common Shares (each an "IVI Option") under IVI's 1997 Stock Option Plan ("IVI Option Plan"), and Checkmate's obligations with respect to each outstanding option to purchase Checkmate Common Shares (each a "Checkmate Option") under Checkmate's 1988 Employee Incentive Stock Option Plan, 1993 Stock Option Plan and 1994 Directors' Stock Option Plan (individually, a "Checkmate Stock Option Plan," and, collectively, the "Checkmate Stock Option Plans") (the IVI Option Plan and the Checkmate Stock Option Plans are collectively referred to herein as the "Stock Option Plans"), whether vested or unvested, will be assumed by Newco and, on such assumption, the rights to acquire IVI Common Shares under the IVI Option Plan and the rights to acquire Checkmate Common Shares under the Checkmate Stock Option Plans shall be exchanged for rights to acquire Newco Common Stock under such plans. Each IVI Option and Checkmate Option so assumed by Newco under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the IVI Option Plan or the Checkmate Stock Option Plans, as the case may be, and the agreement pursuant to which such IVI Option or Checkmate Option, as the case may be, was issued as in effect immediately prior to the Effective Date, except that

           (i) such IVI Option or Checkmate Option, as the case may be, will be deemed to constitute an option to purchase that number of shares of Newco Common Stock that the holder of such option would have been entitled to receive pursuant to the Arrangement or the Merger, as the case may be, had such holder exercised such option immediately prior to the Effective Date (not taking into account whether such option was in fact exercisable), rounded down to the nearest whole number of shares of Newco Common Stock, and

           (ii) the per share exercise price for the shares of Newco Common Stock issuable upon exercise of such assumed IVI Option or Checkmate Option, as the case may be, will be equal to the quotient determined by dividing the exercise price per share of IVI Common Shares or Checkmate Common Shares at which such IVI Option or Checkmate Option, as the case may be, was exercisable immediately prior to the Effective Date by the IVI Exchange Ratio or the Checkmate Exchange Ratio, as the case may be, and rounding the resulting exercise price up to the nearest whole cent.

        (b) It is the intention of the parties that the IVI Options and Checkmate Options assumed by Newco qualify following the Effective Date as incentive stock options as defined in the Code

    ("ISOs"), to the extent the IVI Options or Checkmate Options, as the case may be, qualified as ISOs prior to the Effective Date.

        (c) IVI and Checkmate shall obtain any required consents of holders of such options to such assumptions prior to the Effective Date.

        (d) As soon as practicable after the Effective Date, Newco shall deliver to each holder of an outstanding IVI Option or Checkmate Option, an appropriate notice setting forth such holder's rights pursuant thereto and such IVI Option or Checkmate Option shall continue in effect on the same terms and conditions (including further anti-dilution provisions, and subject to the adjustments required by this Section 5.10 after giving effect to the Transactions). Newco shall comply with the terms of all such IVI Options and Checkmate Options. Newco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Newco Common Stock for delivery pursuant to the terms set forth in this Section 5.10.

        (e) Newco shall file and cause to become effective not later than the Effective Date a registration statement on Form S-8 under the Securities Act with respect to the issuance of shares of Newco Common Stock upon exercise of those IVI Options and Checkmate Options referred to in this Section 5.10 and shall keep such registration statement effective throughout the term of such options.

5.11 AGREEMENTS OF AFFILIATES

    Each of IVI and Checkmate shall deliver to Newco and to the other, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (each, an "Affiliate Letter") identifying all persons who are, or may be deemed to be, at the Effective Time, affiliates of IVI or Checkmate, as the case may be, for purposes of Rule 145 under the Securities Act. Each of IVI and Checkmate shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Newco and to the other, prior to the Effective Date, a written agreement (an "Affiliate Agreement") substantially in the form of Exhibit G-1 or G-2, respectively. Newco shall be entitled to place restrictive legends upon certificates for shares of Newco Common Stock issued to affiliates of Checkmate or IVI in connection with the Transactions to enforce applicable provisions of Law.

5.12 INDEMNIFICATION AND INSURANCE

    The provisions of this Section 5.12 are intended for the benefit of the parties indemnified herein, and shall be enforceable by such parties.

        (a) The By-Laws of IVI and the By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified, for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Effective Date were directors, officers, employees or agents of IVI or Checkmate, as the case may be, unless such modification is required by Law.

        (b) Newco shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of each of IVI and Checkmate or any of their subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any Litigation, claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement) for a period of six years after the Effective Date; PROVIDED, HOWEVER, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Any counsel retained by the Indemnified Parties shall be reasonably satisfactory to Newco and Newco shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

        (c) If Newco or any successors or assigns of Newco shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolation or merger or shall transfer all or substantially all of its properties to any person, then and in each case, proper provision shall be made, so that such successors and assigns shall assume the obligations of Section 5.12(b).

        (d) Newco shall obtain directors' and officers' insurance for the directors and officers of Newco, Checkmate and IVI, including, without limitation, policy limits at least as high as, and risks protected against at least as expansive as, Checkmate's just prior to the date hereof.

5.13 NOTIFICATION OF CERTAIN MATTERS

    Each party hereto shall give prompt notice to all other parties of:

           (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of such party contained in this Agreement to be incomplete, untrue or inaccurate; and

           (ii) any failure of such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

    PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section
5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and

    PROVIDED, FURTHER, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 11.2(b) or 11.3(b) unless the failure to give such notice results in material prejudice to IVI or Checkmate, as the case may be.

5.14 FURTHER ACTION

    Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and Approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. In addition, IVI and Checkmate shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Newco Common Stock. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.

5.15 PUBLIC ANNOUNCEMENTS

    IVI and Checkmate shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of such other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that IVI or Checkmate may, without the prior consent of such other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law, the SEC, NASD, TSE, OSC or any other governmental entity to which such party is subject if it has used all reasonable efforts to consult with such other party as to the timing and content of such release or statement.

5.16 LISTING OF NEWCO COMMON STOCK AND EXCHANGEABLE SHARES

    Newco shall use its reasonable best efforts to cause the shares of Newco Common Stock to be issued in the Transactions (including shares of Newco Common Stock to be issued as a result of rights attaching to the Exchangeable Shares) to be approved for quotation on the Nasdaq National Market and listing on the TSE. Newco and IVI shall use their reasonable best efforts to cause the Exchangeable Shares to be approved for listing on the TSE.

5.17 CONVEYANCE TAXES

    IVI and Checkmate shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Date.

5.18 POOLING ACCOUNTING TREATMENT

    Each of IVI and Checkmate agree not to knowingly take any action that would adversely affect the ability of Newco to treat the Transactions as a pooling of interests under GAAP.

5.19 DIRECTORS AND OFFICERS

    Effective as of the Effective Time:

        (a) the Newco Board of Directors shall increase the number of Directors from four to nine and the Board of Directors shall be constituted in the following manner:

           (i) three nominees of IVI (the "IVI Directors"), including George Whitton and L. Barry Thomson;

           (ii) three nominees of Checkmate (the "Checkmate Directors"), including J. Stanford Spence and Gregory A. Lewis; and

           (iii) three Directors mutually agreed upon by IVI and Checkmate (the "Outside Directors"), which shall include Gerard Compain and a second nominee of Ingenico;

        (b) the Board of Directors of the Surviving Corporation shall be comprised of four members, being J. Stanford Spence, George Whitton, L. Barry Thomson and Gregory A. Lewis;

        (c) IVI shall cause all of its Directors but L. Barry Thomson to resign, the number of Directors who shall constitute the whole Board shall be reduced to three and the Directors shall elect J. Stanford Spence and the senior operating officer of IVI as new Directors for the balance of the term and until their successors shall have been elected and qualified;

        (d) the Newco Board of Directors shall cause the officers of Newco to include J. Stanford Spence as Chairman, George Whitton as Vice-Chairman and
    L. Barry Thomson as President and Chief Executive Officer; provided that in the event that the Chairman becomes inactive (as defined in his employment agreement) for any reason, the Vice-Chairman shall assume the position of Chairman;

        (e) the Board of Directors of the Surviving Corporation shall cause the Officers of the Surviving Corporation to include L. Barry Thomson as Chief Executive Officer, Gregory A. Lewis as President and Chief Operating Officer, William McKiever as Executive Vice-President, Sales and Marketing, John C. Neubert as Executive Vice-President and Chief Financial Officer and Alan Roberts as Vice-President, Development; and

        (f) the Newco Board of Directors shall appoint and constitute four Committees of the Board of Directors, being the Audit Committee, the Nomination/Governance Committee, the Compensation Committee and the Executive Committee. The Executive Committee shall be comprised of J. Stanford Spence, L. Barry Thomson and Gerard Compain. The Executive Committee's mandate will include the review of key operational and strategic initiatives of management and will be regularly consulted by management. Each of the other committees will be comprised of three members, being a nominee of the IVI Directors, a nominee of the Checkmate Directors and a nominee of the Outside Directors, except for the Nomination/Governance Committee which shall be comprised of four members. In the case of the Nomination/Governance Committee, it shall be comprised of J. Stanford Spence, George Whitton, Gerard Compain and one Outside Director, who is not associated with Ingenico, who shall be chairman of such committee.

5.20 STRATEGIC ALLIANCE WITH INGENICO

    IVI shall assign to Newco, in a tax-efficient manner, as of the Effective Time, all of its right, title, interest and obligations in, to and under certain agreements between IVI and Ingenico, being the Master Alliance Agreement dated December 5, 1996, the Investment Agreement dated December 5, 1996, as amended, the Marketing and Distribution Agreement dated December 17, 1996, the Joint Development and Procurement Agreement dated December 17, 1996, the Technology License Agreement dated December 17, 1996 and the Latin America Unanimous Shareholders' Agreement dated December 17, 1996.

5.21 FAIR PRICE AND BUSINESS COMBINATIONS REQUIREMENTS

    Checkmate shall take all steps necessary to ensure that the provisions of
Article 11, Part 2 and Part 3, Sections 14-2-1110 through 1113 and 14-2-1131 through 1133 (and any successor provisions thereto) and any other applicable State Take-Over Laws of the Georgia Law are satisfied and do not in any way inhibit, affect or prohibit the Transactions.

5.22 SHAREHOLDER PROTECTION RIGHTS REDEMPTION

    Checkmate shall take all necessary action (including, if required, redeeming all of the outstanding rights or amending or terminating the Shareholder Protection Rights Agreement between Checkmate and First Union National Bank dated October 13, 1997 (the "Shareholder Protection Rights Agreement")) so that the entering into of this Agreement and consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Shareholder Protection Rights Agreement or enable or require such rights to be exercised, distributed or triggered. Checkmate shall not, except in accordance with the acceptance of a Superior Proposal, waive, terminate or otherwise render the Shareholder Protection Rights Agreement inoperative with respect to any other Acquisition Proposal.

5.23 EMPLOYMENT AGREEMENTS

    On or before the Effective Date Newco or one of its subsidiaries shall enter into or assume responsibility for Employment Agreements with J. Stanford Spence, George Whitton, L. Barry Thomson, Gregory A. Lewis and John C. Neubert, substantially on the terms set forth in Exhibit H to take effect at the Effective Time.

5.24 REORGANIZATION TREATMENT

    Each of IVI and Checkmate agree not to knowingly take any action that will adversely affect the ability of IVI, Checkmate, Newco and Merger Sub to treat

           (i) the Merger as a reorganization under Sections 368 (a)(1)(A) and 368(a)(2)(E) of the Code,

           (ii) the Arrangement as a reorganization of capital under Section 86 of the ITA, and

           (iii) the transfers of IVI Common Shares, Call Rights and Checkmate Common Shares to Newco as a tax-free transaction under Section 351 of the Code.

5.25 COMBINED FINANCIAL RESULTS

    Each of Surviving Corporation, IVI and Newco covenant and agree for the benefit of the persons specified in Schedules 6.25 and 7.25 that, as promptly as practicable following the Effective Time and in any event no later than 45 days after the end of the calendar month in which the Effective Time occurs it will publicly release the combined financial results of IVI and the Surviving Corporation for the 30 or 31-day period ending on a calendar month end following the Effective Date.

              ARTICLE 6.00--REPRESENTATIONS AND WARRANTIES OF IVI

    Except as set forth in the IVI Disclosure Schedule, IVI hereby represents and warrants to Checkmate that:

6.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

    IVI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and is in possession of or has duly made all federal, state, provincial, local and foreign governmental franchises, grants, authorizations, licences, permits, easements, consents, certificates, rights, filings, registration declarations, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not have a Material Adverse Effect. Each of IVI and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of IVI's subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary is set forth in Section 6.1 of the written disclosure schedule previously delivered by IVI to Checkmate (the "IVI Disclosure Schedule"). Except as set forth in Section 6.1 of the IVI Disclosure Schedule, IVI or one of its subsidiaries owns all of the issued and outstanding equity or similar securities of each IVI subsidiary. No equity or similar securities of any IVI subsidiary are or may become required to be issued by reasons of any Rights, and there are no Contracts by which IVI or any IVI subsidiary is bound to issue additional equity or similar securities or Rights or by which IVI or any IVI subsidiary is or may be bound to transfer any equity or similar securities of any IVI subsidiary. There are no Contracts relating to the rights of IVI or any IVI subsidiary to vote or to dispose of any equity or similar securities of any IVI subsidiary. All of the equity or similar securities of each IVI subsidiary held by IVI or another IVI subsidiary are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such subsidiary is incorporated or organized and are owned by IVI or an IVI subsidiary free and clear of any Lien. Except as set forth in Section 6.1 of the IVI Disclosure Schedule, neither IVI nor any IVI subsidiary directly or indirectly owns any equity or similar interest in, or any Rights in, any corporation, partnership, joint venture or other business association or entity.

6.2 ARTICLES OF CONTINUATION AND BY-LAWS; MINUTES

    IVI has heretofore furnished to Checkmate a complete and correct copy of its Articles of Continuation and By-Laws, as amended to date, and equivalent organizational documents of each of its subsidiaries. Such Articles of Continuation, By-Laws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither IVI nor any of its subsidiaries is in violation of any of the provisions of its Articles of Continuation or By-Laws or equivalent organizational documents. The minute books of IVI and its subsidiaries have been made available to Checkmate for review. Except as disclosed in Section 6.2 of the IVI Disclosure Schedule, the minute books of IVI and its subsidiaries provided to Checkmate pursuant to this Section
6.2 are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all proceedings of the Board of Directors and equity securities holders thereof.

6.3 CAPITALIZATION

    The authorized capital stock of IVI consists of an unlimited number of IVI Common Shares and an unlimited number of preference shares, issuable in series (the "IVI Preference Shares"). As of January 8, 1998:

           (i) 9,163,135 IVI Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable under the CBCA. None of the outstanding shares of capital stock of IVI has been issued in violation of any preemptive rights of any current or past holder of IVI share capital;

           (ii) no IVI Common Shares were held by subsidiaries of IVI;

           (iii) IVI has outstanding IVI Options to purchase 477,100 IVI Common Shares pursuant to the IVI Option Plan. Section 6.3 of the IVI Disclosure Schedule accurately sets forth the name of each optionee, the number of IVI Common Shares subject to each such IVI Option, the date of grant, exercise price and termination date of each such IVI Option, and a vesting schedule for each such IVI Option. Section 6.3 of the IVI Disclosure Schedule sets forth a true and correct copy of the IVI Option Plan;

           (iv) except as is provided by the Investment Agreement between IVI and Ingenico dated December 5, 1996, as amended (the "Participation Right") or as set forth in this Section 6.3 or in Section 6.3 or Section
       6.11 of the IVI Disclosure Schedule, there are not any shares of capital stock or other ownership interests of IVI authorized, reserved for issuance, issued or outstanding or any outstanding Rights relating to the share capital or other ownership interests of IVI;

           (v) no IVI Preference Shares were issued or outstanding.

    No change in such capitalization has occurred between January 8, 1997 and the date hereof, except for the issuance of IVI Common Shares under the exercise of options or other Rights outstanding prior to January 8, 1998.

6.4 AUTHORITY RELATIVE TO THIS AGREEMENT

    IVI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IVI and the consummation by IVI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of IVI are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Arrangement by the holders of at least two-thirds of the outstanding shares of IVI Common Shares who are permitted to, and who, vote in accordance with and subject to the CBCA, the OSA, IVI's Articles of Continuation and By-Laws and the approval of the Court in accordance with the
CBCA). The Board of Directors of IVI has determined that it is advisable and in the best interest of IVI's shareholders for IVI to enter into a business combination with Checkmate, Newco and Merger Sub upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by IVI and, assuming the due authorization, execution and delivery by Checkmate, Newco and Merger Sub, as applicable, and subject to approval by the holders of IVI Common Shares and approval of the Court, constitutes a legal, valid and binding obligation of IVI.

6.5 MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS

        (a) Section 6.5(a) of the IVI Disclosure Schedule includes a list of:

           (i) all material Contracts of IVI and its subsidiaries including, without limitation,

               A. any Contract which restricts or prohibits IVI or any subsidiary of IVI from engaging in any business activity in any geographic area, line of business or otherwise in competition with any person, and

               B. any Contracts with Ingenico; and

           (ii) all agreements which, as of the date hereof, would be required to be filed as an exhibit to Form 10-K filed by IVI pursuant to the requirements of the Exchange Act and the SEC's rules thereunder ((i) and (ii) being, collectively, the "IVI Material Contracts").

        (b) The execution and delivery of this Agreement by IVI does not, and the performance of this Agreement by IVI will not,

           (i) conflict with or result in a default or violation of the Articles of Continuation or By-Laws or equivalent organizational documents of IVI or any of its subsidiaries,

           (ii) conflict with or violate any Law or Order applicable to IVI or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected, or

           (iii) result in any default or violation, or impair IVI's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any IVI Material Contract, or result in the creation of a Lien on any of the properties of IVI or any of its subsidiaries pursuant to any Contract or Approval to which IVI or any of its subsidiaries is a party or by which IVI or any of its subsidiaries or its or any of their respective properties is bound or affected.

        (c) No Approval of or with any court, administrative agency or commission or other governmental authority or instrumentality, federal, state, provincial, local, or foreign (each a "governmental entity"), is required to be obtained by IVI or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the Transactions, except for:

           (i) the filing with the OSC, the SEC, the Director and the Court and the mailing to shareholders of IVI of the IVI Proxy Statement;

           (ii) the furnishing to the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the Transactions (the "IVI SEC Filings");

           (iii) approval by the Court of the Arrangement and the filings of the Articles of Arrangement and any other required amalgamation, arrangement, notice or other documents as required by the CBCA;

           (iv) such Approvals as may be required under state "control share acquisition," "anti-takeover", "fair price", "business combinations" or other similar statutes and regulations (collectively, "State Takeover Laws");

           (v) such Approvals as may be required under the OSA and other relevant Canadian securities Laws, any other applicable federal, provincial or state securities Laws and the rules of the NASD or the TSE;

           (vi) such filings and notifications as may be necessary under the HSR Act;

           (vii) required notices and filings under the INVESTMENT CANADA ACT and under the COMPETITION ACT (Canada); and

           (vii) where the failure to obtain such Approval, would not prevent or delay the consummation of the Arrangement or otherwise would not have a Material Adverse Effect on IVI.

6.6 COMPLIANCE; PERMITS

        (a) Neither IVI nor any of its subsidiaries is in conflict with, or in default or violation of,

           (i) any Law or Order applicable to IVI or any of its subsidiaries or by which its or any of their respective properties or businesses is bound or affected, or

           (ii) any Contract to which IVI or any of its subsidiaries is a party or by which IVI or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect. All of the indebtedness of IVI or any subsidiary of IVI (and all indebtedness guaranteed by any such person) for money borrowed is prepayable at any time by such person without penalty or premium.

        (b) IVI and its subsidiaries hold all Approvals from governmental entities that are material to the operation of the business of IVI and its subsidiaries (collectively, the "IVI Permits"). IVI and its subsidiaries are in compliance with, and not in default or violation of, the terms of IVI Permits, except where the failure to so comply, or such default or violation, would not have a Material Adverse Effect.

           (i) Except as disclosed in Section 6.6 of the IVI Disclosure Schedule, neither IVI nor any IVI subsidiary has, since January 1, 1995, received any notification or communication from any governmental entity
       (a) asserting that IVI or any IVI subsidiary is not in compliance in any material respect with any Law or Order, (b) threatening to revoke any IVI Permits, or (c) requiring IVI or any IVI subsidiary to (1) enter into or consent to the issuance of a cease and desist order (or other similar Order) or a formal agreement, directive, commitment or memorandum of understanding (or other similar Contract), or (2) to adopt any board or shareholder resolution or similar undertaking.

6.7 SECURITIES REGULATORY AUTHORITY REPORTS AND FINANCIAL STATEMENTS

        (a) CANADIAN COMPLIANCE

        Since January 1, 1995, IVI has filed all forms, reports and documents with the OSC required to be filed by it pursuant to the OSA and the regulations promulgated thereunder and the applicable policies and rules of the OSC (collectively, the "IVI OSC Reports"), all of which have complied in all material respects with all applicable requirements of such statute, regulations, policies and rules. None of the IVI OSC Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. IVI has delivered to Checkmate's counsel correct and complete copies of each IVI OSC Report.

        (b) SEC REPORTS

        IVI has delivered to Checkmate's counsel correct and complete copies of each report, schedule, registration statement and definitive proxy or information statement (if any) filed by IVI with the SEC on or after January 1, 1995 (the "IVI SEC Documents"), which are all the documents that IVI was required to file with the SEC on or after such date and all of which were timely filed in accordance with the rules and regulations of the SEC. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the IVI SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the IVI SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. IVI has filed all material documents and agreements which were required to be filed as exhibits to the IVI SEC Documents.

        (c) FINANCIAL STATEMENTS

        The consolidated balance sheets and the consolidated statements of operations, retained earnings and cash flows (including the related notes thereto) of IVI contained in the IVI OSC Reports are in accordance with the books and records of IVI and its subsidiaries, and present fairly the consolidated financial position and the consolidated results of operations and cash flows of IVI and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with Canadian generally accepted accounting principles and have been reconciled to GAAP as set out in the notes to such financial statements, applied on a consistent basis during the periods involved, except as otherwise noted therein and subject in the case of quarterly financial statements to normal and recurring year-end audit adjustments, none of which were or are reasonably expected to be material as to kind or amount, individually or in the aggregate.

6.8 ABSENCE OF CERTAIN CHANGES OR EVENTS

    Except as set forth in Section 6.8 of the IVI Disclosure Schedule and the IVI OSC Reports and IVI SEC Reports, since September 30, 1997, IVI and its subsidiaries have conducted their business in the ordinary course and there has not occurred:

           (i) any Material Adverse Effect;

           (ii) any amendments or changes in the Articles of Continuation or By-laws of IVI or organizational documents of IVI's subsidiaries;

           (iii) any damage to, destruction or loss of any properties of IVI and its subsidiaries (whether or not covered by insurance) that have a Material Adverse Effect;

           (iv) any revaluation by IVI of any of its and its subsidiaries' properties, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business;

           (v) any other action or event that would have required the consent of Checkmate pursuant to Section 10.1 hereof had such action or event occurred after the date of this Agreement; or

           (vi) any sale of a material amount of the properties of IVI and its subsidiaries, except for the sale of inventory in the ordinary course of business.

6.9 NO UNDISCLOSED LIABILITIES

    Except as is disclosed in Section 6.9 of the IVI Disclosure Schedule, neither IVI nor any of its subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, operations or financial condition of IVI and its subsidiaries on a consolidated basis, except Liabilities

        (a) accrued or reserved against in IVI's balance sheet (including any related notes thereto) for the period ended September 30, 1997 included in the IVI OSC Reports (the "IVI Balance Sheet"),

        (b) incurred since September 30, 1997 in the ordinary course of business consistent with past practices

        (c) disclosed in the IVI OSC Reports, or

        (d) incurred in connection with this Agreement.

6.10 ABSENCE OF LITIGATION

    Except as set forth in Section 6.10 of the IVI Disclosure Schedule, there are no claims, actions, suits, proceedings (arbitration, litigation or otherwise) or investigations (collectively, "Litigation") pending or, to the knowledge of IVI, threatened (or unasserted but considered by IVI probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against IVI or any of its subsidiaries, or any properties or rights of IVI or any of its subsidiaries, before any governmental entity that have a Material Adverse Effect, nor are there any Orders outstanding against IVI or any IVI subsidiary that have a Material Adverse Effect. Section
6.10 of the IVI Disclosure Schedule contains a summary of all Litigation as of the date of this Agreement to which IVI or an IVI subsidiary is a party, or for which IVI or a subsidiary of IVI has any potential Liability.

6.11 EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS

        (a) Section 6.11(a) of the IVI Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, or medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar fringe or employee benefit plans, programs or arrangements (including those sponsored by the federal or any provincial government of Canada, collectively "Government Sponsored or Mandated Plans") and any current or former (solely to the extent obligations thereunder are still enforceable) employment or executive compensation or severance Contracts, for the benefit of, or relating to, any employee of IVI, any trade or business (whether or not incorporated) which is a member of a controlled group including IVI or which is under common control with IVI (an "IVI ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of IVI, as well as each plan with respect to which IVI or an IVI ERISA Affiliate could incur Liability if such plan has been or were terminated (together, along with all amendments thereto, the "IVI Employee Plans"), and a complete and correct copy of each such written IVI Employee Plan has been made available to Checkmate.

        (b) Except as set forth in Section 6.11(b) of the IVI Disclosure
    Schedule,

           (i) none of the IVI Employee Plans promises or provides retiree medical, post termination medical or other retiree or post termination welfare benefits to any person and none of the IVI Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;

           (ii) there has been no transaction or failure to act with respect to any IVI Employee Plan by any person, which could result in any material Liability of IVI or any of its subsidiaries;

           (iii) all IVI Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws and Orders currently in effect with respect thereto, and IVI and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default or violation of, and have no knowledge of any default or violation by any other party to, any of the IVI Employee Plans;

           (iv) each IVI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and to the knowledge of IVI nothing has occurred which may reasonably be expected to impair such determination;

           (v) all contributions required to be made to any IVI Employee Plan, under the terms of the IVI Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each IVI Employee Plan for the current plan years;

           (vi) with respect to each IVI Employee Plan subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred;

           (vii) neither IVI nor any IVI ERISA Affiliate has incurred, nor reasonably expects to incur, any Liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course);

           (viii) no material oral or written representation or communication with respect to any aspect of the IVI Employee Plans has been made to employees of IVI or any IVI subsidiary prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans; and

           (ix) no IVI Employee Plan is an employee pension benefit plan as defined in ERISA Section 3(2).

        (c) Each IVI Employee Plan that is required or intended to be qualified under applicable Law or registered or approved by a governmental entity has been so qualified, registered or approved by the appropriate governmental entity, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental entity to revoke such qualification, registration or approval.

        (d) All contributions (including premiums) required by any Law or Contract to have been made or approved by IVI and its subsidiaries under or with respect to the IVI Employee Plans have been paid or accrued by IVI. Without limiting the foregoing, there are no material unfunded Liabilities under any IVI Employee Plan.

        (e) There is no pending or to the knowledge of IVI, threatened Litigation against IVI or any of its subsidiaries with respect to any of the IVI Employee Plans.

        (f) There is no pending or, to the knowledge of IVI, threatened Litigation by former or present employees of IVI and its subsidiaries (or their beneficiaries) with respect to the IVI Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

        (g) Neither IVI nor any of its subsidiaries maintains any 401(k) or other type of pension plan subject to Section 401(a) of the Code in the United States.

        (h) No condition or event has occurred with respect to the IVI Employee Plans which has a Material Adverse Effect.

           (i) IVI has made available to Checkmate:

           (ii) copies of all employment Contracts with officers of IVI or a subsidiary of IVI;

           (iii) copies of all Contracts with consultants or employees who are individuals obligating IVI and its subsidiaries (collectively) to make annual cash payments in an amount exceeding $100,000;

           (iv) a schedule listing all officers of IVI and its subsidiaries who have executed a non-competition agreement with IVI or a subsidiary of IVI;

           (i) copies of all severance Contracts, programs and policies of IVI and its subsidiaries with or relating to their employees;

           (i) copies of all plans, programs, Contracts and other arrangements of IVI and its subsidiaries with or relating to their employees which contain change in control provisions.

6.12 LABOUR MATTERS

           (i) There is no Litigation pending or, to the knowledge of IVI, threatened, between IVI or any of its subsidiaries and any of their respective current or former employees, which have or may have a Material Adverse Effect, or asserting that IVI or any subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act of the United States or any other comparable Law), or seeking to compel IVI or one of its subsidiaries to bargain with any labor union or other collective bargaining unit.

           (ii) Neither IVI nor any of its subsidiaries is a party to any collective bargaining agreement or other labour union contract applicable to persons employed by IVI or any of its subsidiaries nor does IVI know of any activities or proceedings of any labour union or other collective bargaining unit to organize any such employees.

           (iii) There are no strikes, slowdowns, work stops, lockouts, or other labor disputes pending, or, to the knowledge of IVI, threatened, by or with respect to any employees of IVI or any of its subsidiaries.

6.13 REGISTRATION STATEMENT; PROXY STATEMENT

    None of the information supplied or to be supplied by IVI in writing for inclusion or incorporation by reference in

           (i) the Registration Statement,

           (ii) the Proxy Statements and the prospectus contained in the Registration Statement (the "Proxy Statement/Prospectus"),

           (iii) the Prospectus, and

           (iv) any other document to be filed with the SEC, OSC or any regulatory agency by Newco, Merger Sub or IVI in connection with the transactions contemplated by this Agreement (the "IVI Other Filings") will, at the respective times filed with the SEC, OSC or other regulatory agency and, in addition,

               A. in the case of the Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to shareholders,

               B. in the case of the Registration Statement, when it becomes effective under the Securities Act, and

               C. in the case of the Prospectus, at the date of the receipt from the OSC for the Prospectus,

       contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The IVI Proxy Statement will comply as to form in all material respects with the applicable provisions of the OSC and the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Date any event relating to IVI or any of its respective affiliates, officers or directors should be discovered by IVI which should be set forth in an amendment to the Registration Statement or Prospectus, or a supplement to the IVI Proxy Statement, IVI shall promptly inform Newco and Checkmate.

    Notwithstanding the foregoing, IVI makes no representation or warranty with respect to any information supplied by Checkmate or Newco which is contained in any of the foregoing documents.

6.14 RESTRICTIONS ON BUSINESS ACTIVITIES

    Except for this Agreement and as set forth in Section 6.14 of the IVI Disclosure Schedule, there is no material Contract or Order binding upon IVI or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of IVI or any of its subsidiaries, the acquisition of property by IVI or any of its subsidiaries or the conduct of business by IVI or any of its subsidiaries as currently conducted or as proposed to be conducted by IVI.

6.15 TITLE TO PROPERTY

    IVI owns no real property. Section 6.15 of the IVI Disclosure Schedule sets forth a true and complete list of all real property leased by IVI or any of its subsidiaries requiring annual lease payments of more than $50,000, and the aggregate monthly rental or other fee payable under such lease. IVI and each of its subsidiaries have good and marketable title to all of their properties, free and clear of all Liens, except for any Lien:

           (i) identified in Section 6.15 of the IVI Disclosure Schedule or disclosed or reserved against in the IVI Balance Sheet;

           (ii) created, arising or existing under or in connection with any agreement or other matter referred to in the IVI Disclosure Schedule, provided that such Lien (and a description of its material terms) is identified with such Agreement or matter in the IVI Disclosure Schedule;

           (iii) relating to any Tax or other governmental charge or levy that is not yet due and payable;

           (iv) relating to, or created arising or existing in connection with, any Litigation that is being contested in good faith, provided that any such Lien (and a description of its material terms) is identified with such Litigation in the IVI Disclosure Schedule; or

           (v) which, individually or in the aggregate, would not result in a Material Adverse Effect to IVI;

and all leases pursuant to which IVI or any of its subsidiaries lease from others material items or amounts of real or personal property, are in good standing, valid, effective and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing material default or violation except where the lack of such good standing, validity, effectiveness or enforceability or the existence of such default or violation would not have a Material Adverse Effect. All the facilities of IVI and its subsidiaries, except such as may be under construction, are in good operating condition and repair, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practice except where the failure of such plants, structures and equipment to be in such good operating condition and repair or so usable would not have a Material Adverse Effect. The properties of IVI and its subsidiaries include, in the aggregate, all of the properties required to operate the business of IVI and its subsidiaries as presently conducted. All items of inventory of IVI and its subsidiaries reflected in the IVI Balance Sheet consisted of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which IVI and its subsidiaries are a part.

6.16 TAXES

        (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions or charges of any kind, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation):

           (i) income, capital, business, franchise, profits, corporate, alternative minimum, gross receipts, ad valorem, goods and services, customs, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, licence, payroll, withholding, employment, social security, workers' compensation, employment insurance or compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, surtaxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions, whether disputed or not; and

           (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto;

    and "Tax Returns" shall mean returns, reports and information statements of any kind with respect to Taxes required to be filed with Revenue Canada, the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

        (b) IVI and its subsidiaries have filed all Canadian and United States federal income Tax Returns and all other Tax Returns required to be filed by them on or prior to the date hereof, or requests for extensions have been timely filed, granted and have not expired; all Tax Returns filed by IVI and its subsidiaries are complete and accurate; and IVI and its subsidiaries have paid and discharged all Taxes when due, whether or not shown on any Tax Return, except such as are being contested in good faith by appropriate proceedings (in each case, as disclosed in Section 6.16(b) of the IVI Disclosure Schedule) and with respect to which IVI is maintaining reserves to the extent currently required for their payment; except to the extent that the failure so to file, to be complete and correct, to reserve or so to pay, individually or in the aggregate with all other such failures, would not have a Material Adverse Effect. Neither Revenue Canada, the IRS nor any other taxing authority is now asserting or, to the knowledge of IVI, threatening to assert against IVI or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes (except, in each case, as disclosed in Section 6.16(b) of the IVI Disclosure Schedule) with respect to which IVI is maintaining reserves in all material respects adequate for their payment. Except as disclosed in Section 6.16(b) of the IVI Disclosure Schedule, neither IVI nor any of its subsidiaries is currently being audited by any taxing authority nor has notice been given by any taxing authority that it will commence such an audit or examination. There are no Tax Liens on any properties of IVI or any subsidiary thereof and neither IVI nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither IVI nor any of its subsidiaries has received any notice of seizure from any taxation authority. The accruals and reserves for Taxes reflected in the IVI Balance Sheet are in all material respects sufficient to cover all Taxes accruable through the date thereof (including Taxes being contested and any deferred Taxes) in accordance with Canadian generally accepted accounting principles and, as of the Effective Date, such accruals and reserves, as adjusted for the passage of time through the Effective Date, will be sufficient for the then unpaid Taxes of IVI and its subsidiaries. Except as disclosed in Section 6.16(b) of IVI Disclosure Schedule, neither IVI nor any of its subsidiaries (whether as a result of the Transactions or otherwise) is required to include in income:

           (i) items in respect of any change in accounting principles or deferred intercompany transactions; or

           (ii) any installment sale gain,

       in each case where the inclusion in income would result in a tax Liability materially in excess of the reserves therefor.

        (c) IVI, on behalf of itself and all its subsidiaries, hereby represents that, other than as disclosed on Section 6.16(c) of the IVI Disclosure Schedule, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect:

           (i) neither IVI nor any of its subsidiaries has made any payment or is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code;

           (ii) neither IVI nor any of its subsidiaries has been subject to any accumulated earnings tax or personal holding company tax;

           (iii) neither IVI nor any of its subsidiaries owns stock in a passive foreign investment company within the meaning of Section 1296 of the Code;

           (iv) neither IVI nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations the tax exempt character of which for United States federal or state income tax purposes could be affected by the transactions contemplated hereunder; and

           (v) neither IVI nor any of its subsidiaries has, prior to the date hereof, acquired or had the use of any material property from a person with whom it was not dealing at arm's length, or disposed of any material property to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof.

        (d) No power of attorney has been granted by IVI or any of its subsidiaries with respect to any matter relating to Taxes which is currently in force.

        (e) Neither IVI nor any of its subsidiaries

           (i) is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes, or

           (ii) has any Liability for Taxes of any person (other than IVI and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or similar provision of Law) as a transferee or successor or by Contract or otherwise.

        (f) IVI and each of its subsidiaries has withheld all material amounts from each payment made to any of its respective past or present employees, officers or directors, suppliers, customers or other third parties the amount of all Taxes and other material deductions required to be withheld therefrom and have paid the same to the proper taxation authority or other receiving officers within the time required under applicable Law.

        (g) IVI has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of all GST, retail sales and similar Taxes.

        (h) IVI has withheld from each payment made to any non-resident of Canada the amount of all material Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxation authority or other receiving officers within the time required under applicable Law.

        (i) IVI has not deducted any material amounts in computing its income in a taxation year which will be included in a subsequent taxation year under section 78 of the ITA.

        (j) IVI and all of the subsidiaries of IVI have taxation years ending on December 31 of each year.

        (k) Neither IVI nor any of its subsidiaries has (except as disclosed in section 6.16(k) of the IVI Disclosure Schedule), prior to the date hereof,

           (i) made or filed any election under Section 85 of the ITA with respect to the acquisition or disposition of any property; or

           (ii) made or filed any election under Section 83 of the ITA with respect to the payment out of the capital dividend account of IVI or any of its subsidiaries.

6.17 ENVIRONMENTAL MATTERS

        (a) Except in all cases as do not have a Material Adverse Effect, IVI and each of its subsidiaries;

           (i) have obtained all applicable Approvals which are required under foreign, federal, state, provincial or local laws relating to pollution or protection of human health or the environment, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous substances or wastes ("Environmental Laws"); and

           (ii) are in compliance with all terms and conditions of such Approvals and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any Law or Order issued, entered, promulgated or approved thereunder.

        (b) There is no Litigation pending or, to the knowledge of IVI, threatened before any governmental entity in which IVI or any IVI subsidiary or any of the properties owned, leased, managed or operated by IVI or one of its subsidiaries has been or, with respect to threatened Litigation, may be named as a defendant for alleged noncompliance (including by any predecessor) with any Environmental Law, whether or not occurring at, on, under, or involving a property owned, leased, managed, or operated (in whole or in part) by IVI or any subsidiary of IVI or any of their properties. To the knowledge of IVI, there is no reasonable basis for any Litigation of a type described in the immediately foregoing sentence.

        (c) During the period of IVI's or any of its subsidiaries'

           (i) ownership or operation of any of their respective current properties,

           (ii) participation in the management of any properties of any other person, or

           (iii) holding of a security interest in any properties of any other person, there have been no releases of "hazardous substances" in, on, under, or affecting such properties. Prior to the period of IVI's or any of its subsidiaries'

               A. ownership or operation of any of their respective current properties,

               B. IVI's or any of its subsidiaries' participation in the management of any properties of any other person, or

               C. holding of a security interest in any properties of any other person, there were no releases of "hazardous substances" in, on, under, or affecting any such properties.

        (d) For purposes of this Section 6.17 and Section 7.17, "hazardous substances" shall mean

           (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and

           (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

6.18 BROKERS

    No broker, finder or investment banker (other than BancAmerica Robertson Stephens) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IVI. A complete and correct copy of all agreements between IVI and BancAmerica Robertson Stephens pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder are set forth in Section 6.18 of the IVI Disclosure Schedule.

6.19 FULL DISCLOSURE

    No statement contained in this Agreement or any certificate or schedule furnished or to be furnished by IVI or any of its subsidiaries to Checkmate in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

6.20 INTELLECTUAL PROPERTY

        (a) Except in such instances that do not have a Material Adverse Effect, IVI or an IVI Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and other intellectual property rights that are used or proposed to be used in the business of IVI and its subsidiaries as currently conducted. Section
    6.20 (a) of the IVI Disclosure Schedule lists all current and past (lapsed, expired, abandoned or canceled) patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade name, other intellectual property and any applications therefor owned by IVI and its subsidiaries (the "IVI Intellectual Property Rights"), and specifies the jurisdictions in which each such IVI Intellectual Property Right has been issued or registered (if any) or in which an application for such issuance and registration has been filed (if any), including the respective registration or application numbers and the names of all registered owners, together with a list of all of IVI's and its subsidiaries' currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States or Canadian Copyright Office and any other foreign offices and by whom such items have been registered. Section 6.20 (a) of the IVI Disclosure Schedule includes and specifically identifies all third-party patents, trademarks or copyrights (including software), and other intellectual property (the "IVI Third Party Intellectual Property Rights") to the knowledge of IVI which are incorporated in, are, or form a part of, any product of IVI or are otherwise used in (or proposed to be used in) or necessary for the conduct of IVI's business as currently conducted. Section 6.20 (a) of the IVI Disclosure Schedule lists:

           (i) any requests IVI has received to make any such registration, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made;

           (ii) except for object code licence agreements for IVI's and its subsidiaries' products executed in the ordinary course of business and in accordance with IVI's and its subsidiaries' past practices, all material licences, sublicences and other Contracts as to which IVI or any subsidiary of IVI is a party and pursuant to which any person is authorized to use any IVI Intellectual Property Right, including any trade secret material to IVI or any subsidiary of IVI; and

           (iii) all material licences, sublicences and other Contracts as to which IVI is a party and pursuant to which IVI is authorized to use any IVI Third Party Intellectual Property Rights, including any trade secret of a third party, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

        (b) IVI and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement by IVI or the performance of its obligations hereunder, in violation in any material respect of any licence, sublicence or Contract described in Section 6.20(a) of the IVI Disclosure Schedule. No Litigation with respect to the IVI Intellectual Property Rights, including any trade secret material to IVI, or IVI Third Party Intellectual Property Rights is currently pending or, to the knowledge of IVI, is threatened by any person, nor does IVI know of any valid grounds for any bona fide Litigation:

           (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by IVI or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret;

           (ii) against the use by IVI or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in IVI's or any of its subsidiaries, business as currently conducted or as proposed to be conducted by IVI or any of its subsidiaries;

           (iii) challenging the ownership, validity or effectiveness of any of the IVI Intellectual Property Rights, including trade secrets, material to IVI or any of its subsidiaries; or

           (iv) challenging IVI's or any of its subsidiaries' license or legally enforceable right to use of the IVI Third Party Intellectual Property Rights. To IVI's knowledge, all patents, registered trademarks, maskworks and copyrights held by IVI or any of its subsidiaries are valid and subsisting. Except as set forth in Section 6.20 (b) of the IVI Disclosure Schedule, to IVI's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the IVI Intellectual Property by any third party, including any employee or former employee of IVI or any of its subsidiaries.

    Except as set forth in Section 6.20 (b) of the IVI Disclosure Schedule, neither IVI nor any of its subsidiaries

           (i) has been sued or charged in writing as a defendant in any Litigation, claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof, or been informed or notified by any third party that IVI or any of its subsidiaries may be engaged in such infringement, or

           (ii) has knowledge of any infringement Liability with respect to, or infringement by, IVI or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork, copyright or other intellectual property of another.

        (c) Except as noted in Section 6.20 (c) of the IVI Disclosure Schedule, all software that is IVI Intellectual Property Rights and IVI's and its subsidiaries' business systems (including hardware and software) and products, are Year 2000 Compliant.

6.21 INTERESTED PARTY TRANSACTIONS

    Except as set forth in Section 6.21 of the IVI Disclosure Schedule, since December 31, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC or that is a related party transaction for the purposes of OSC Policy 9.1.

6.22 INSURANCE

    Section 6.22 of the IVI Disclosure Schedule lists all material insurance policies and fidelity bonds covering the business, properties, operations, employees, officers and directors of IVI and its subsidiaries. Except as is set forth in Section 6.22 of the IVI Disclosure Schedule, there is no claim by IVI or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and IVI and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of IVI and its subsidiaries. IVI and its subsidiaries have not received notice of and do not know of any threatened termination of, or material premium increase with respect to, any of such policies.

6.23 OPTION PLANS

    Except as set forth in Section 6.23 of the IVI Disclosure Schedule, the Board of Directors of IVI has taken all necessary action (or refrained from taking action, where appropriate) under the IVI Option Plan so that none of the IVI Stock Options (or any portion thereof) will be entitled to receive cash or other property as a result of the consummation of the transactions contemplated hereby, but instead shall be assumed as provided in Section 5.10 hereof.

6.24 POOLING MATTERS

    Neither IVI nor to IVI's knowledge any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Checkmate or any of its affiliates or Newco) would affect the ability of Newco to account for the business combination to be effected by the Transactions as a pooling of interests.

6.25 AFFILIATES

    Section 6.25 of the IVI Disclosure Schedule sets forth each person who, as of the date hereof, is an affiliate of IVI.

6.26 OPINION OF FINANCIAL ADVISOR

    IVI has been advised by its financial advisor, BancAmerica Robertson Stephens, that, in its opinion, as of the date hereof, the terms of the Arrangement are fair to IVI from a financial point of view, and has delivered a written copy of such opinion to IVI.

           ARTICLE 7.00--REPRESENTATIONS AND WARRANTIES OF CHECKMATE

    Except as set forth in the Checkmate Disclosure Schedule, Checkmate hereby represents and warrants to IVI that:

7.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

    Checkmate and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and is in possession of or has duly made all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not have a Material Adverse Effect. Each of Checkmate and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of Checkmate's subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary is set forth in
Section 7.1 of the written disclosure schedule previously delivered by Checkmate to IVI (the "Checkmate Disclosure Schedule"). Except as set forth in Section 7.1 of the Checkmate Disclosure Schedule, Checkmate or one of its subsidiaries owns all of the issued and outstanding equity or similar securities of each Checkmate subsidiary. No equity or similar securities of any Checkmate subsidiary are or may become required to be issued by reason of any Rights, and there are no Contracts by which Checkmate or any Checkmate subsidiary is bound to issue additional equity or similar securities or Rights or by which Checkmate or any Checkmate subsidiary is or may be bound to transfer any equity or similar securities of any Checkmate subsidiary. There are no Contracts relating to the rights of Checkmate or any Checkmate subsidiary to vote or to dispose of any equity or similar securities of any Checkmate subsidiary. All of the equity or similar securities of each Checkmate subsidiary held by Checkmate or another Checkmate subsidiary are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such subsidiary is incorporated or organized and are owned by Checkmate or a Checkmate subsidiary free and clear of any Lien. Except as set forth in Section 7.1 of the Checkmate Disclosure Schedule, neither Checkmate nor any Checkmate subsidiary directly or indirectly owns any equity or similar interest in, or any Rights in, any corporation, partnership, joint venture or other business association or entity.

7.2 ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES

    Checkmate has heretofore furnished to IVI a complete and correct copy of its Articles of Incorporation and By-Laws, as amended to date, and equivalent organizational documents of each of its subsidiaries. Such Articles of Incorporation, By-Laws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Checkmate nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents. The minute books of Checkmate and its subsidiaries have been made available to IVI for review. Except as disclosed in Section 7.2 of the Checkmate Disclosure Schedule, the minute books of Checkmate and its subsidiaries provided to IVI pursuant to this Section 7.2 are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all proceedings of the Board of Directors and equity securities holders thereof.

7.3 CAPITALIZATION

    The authorized capital stock of Checkmate consists of 40,000,000 shares of Checkmate Common Stock. As of January 12, 1998:

           (i) 5,420,188 Checkmate Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable under the Georgia Law. None of the outstanding shares of capital stock of Checkmate has been issued in violation of any preemptive rights of any current or past holder of Checkmate capital stock;

           (ii) no Checkmate Common Shares were held by subsidiaries of Checkmate;

           (iii) Checkmate has outstanding Checkmate Options to purchase 1,337,175 Checkmate Common Shares pursuant to Checkmate Stock Option Plans. Section 7.3 of the Checkmate Disclosure Schedule accurately sets forth the name of each optionee, the number of Checkmate Common Shares subject to each such Checkmate Option, the date of grant, exercise price and termination date of each such Checkmate Option, and a vesting schedule for each such Checkmate Option. Section 7.3 of the Checkmate Disclosure Schedule sets forth a true and correct copy of the Checkmate Stock Option Plans;

           (iv) except in connection with the Shareholder Protection Rights Agreement, as set forth in this Section 7.3, or as disclosed in Section
       7.3 or Section 7.11 of the Checkmate Disclosure Schedule, there are not any shares of capital stock or other ownership interests of Checkmate authorized, reserved for issuance, issued or outstanding or any outstanding Rights relating to the capital stock or other ownership interests of Checkmate.

    No change in such capitalization has occurred between January 12, 1998 and the date hereof, except for the issuance of shares under the exercise of options or other Rights outstanding prior to January 12, 1998.

7.4 AUTHORITY RELATIVE TO THIS AGREEMENT

    Checkmate has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Checkmate and the consummation by Checkmate of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Checkmate are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger by the holders of at least a majority of the outstanding Checkmate Common Shares who are permitted to vote in accordance with the Georgia Law and Checkmate's Articles of Incorporation). The Board of Directors of Checkmate has determined that it is advisable and in the best interest of Checkmate's shareholders for Checkmate to enter into a business combination with IVI, Newco and Merger Sub upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Checkmate and, assuming the due authorization, execution and delivery by IVI, Newco and Merger Sub, as applicable, and subject to approval by the holders of Checkmate Common Shares, constitutes a legal, valid and binding obligation of Checkmate.

7.5 MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS

        (a) Section 7.5(a) of the Checkmate Disclosure Schedule includes a list of:

           (i) all material Contracts of Checkmate and its subsidiaries including, without limitation, any Contract which restricts or prohibits Checkmate or any subsidiary of Checkmate from engaging in any business activity in any geographic area, line of business or otherwise in competition with any person; and

           (ii) all Contracts which, as of the date hereof, would be required to be filed as an exhibit to a Form 10-K filed by Checkmate pursuant to the requirements of the Exchange Act, and the SEC's rules thereunder ((i) and (ii) being, collectively, the "Checkmate Material Contracts").

        (b) The execution and delivery of this Agreement by Checkmate does not, and the performance of this Agreement by Checkmate will not,

           (i) conflict with or result in a default or violation of the Articles of Incorporation or By-Laws or equivalent organizational documents of Checkmate or any of its subsidiaries,

           (ii) conflict with or violate any Law or Order applicable to Checkmate or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected, or

           (iii) result in any default or violation or impair Checkmate's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Checkmate Material Contract, or result in the creation of a Lien on any of the properties of Checkmate or any of its subsidiaries pursuant to any Contract or Approval to which Checkmate or any of its subsidiaries is a party or by which Checkmate or any of its subsidiaries or its or any of their respective properties is bound or affected.

        (c) No Approval of or with any governmental entity is required to be obtained by Checkmate or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Merger or the consummation of the Transactions, except for:

           (i) the filing with SEC and the mailing to shareholders of Checkmate of the Checkmate Proxy Statement;

           (ii) the filing of the Registration Statement or the furnishing to the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the Transactions (the "Checkmate SEC Filings");

           (iii) Approvals as may be required under State Takeover Laws;

           (iv) such Approvals as may be required under applicable federal, provincial or state securities Laws and the rules of NASD;

           (v) such Approvals as may be necessary under the HSR Act; and

           (vi) where the failure to obtain such Approval would not prevent or delay the consummation of the Transactions or otherwise would not have a Material Adverse Effect on Checkmate.

7.6 COMPLIANCE; PERMITS

        (a) Neither Checkmate nor any of its subsidiaries is in conflict with, or in default or violation of,

           (i) any Law or Order applicable to Checkmate or any of its subsidiaries or by which its or any of their respective properties or businesses is bound or affected, or

           (ii) any Contract to which Checkmate or any of its subsidiaries is a party or by which Checkmate or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect. All of the indebtedness of Checkmate or any subsidiary of Checkmate (and all indebtedness guaranteed by any such person) for money borrowed is prepayable at any time by such person without penalty or premium.

        (b) Checkmate and its subsidiaries hold all Approvals from governmental entities that are material to the operation of the business of Checkmate and its subsidiaries (collectively, the "Checkmate Permits"). Checkmate and its subsidiaries are in compliance with, and not in default or violation of the terms of Checkmate Permits, except where the failure to so comply, or such default or violation would not have a Material Adverse Effect.

           (i) Except as disclosed in Section 7.6 of the Checkmate Disclosure Schedule, neither Checkmate nor any Checkmate subsidiary has, since January 1, 1995, received any notification or communication from any governmental entity

               A. asserting that Checkmate or any Checkmate subsidiary is not in compliance in any material respect with any Law or Order,

               B. threatening to revoke any Checkmate Permits, or

               C. requiring Checkmate or any Checkmate subsidiary to

                   (1) enter into or consent to the issuance of a cease and
               desist order (or other similar Order) or a formal agreement, directive, commitment or memorandum of understanding (or other similar Contract), or

                   (2) to adopt any board or shareholder resolution or similar undertaking.

7.7 SECURITIES REGULATORY AUTHORITY REPORTS AND FINANCIAL STATEMENTS

        (a) SEC REPORTS

        Checkmate has delivered to IVI's counsel correct and complete copies of each report, schedule, registration statement and definitive proxy statement (other than preliminary material) filed by Checkmate with the SEC on or after January 1, 1995 (the "Checkmate SEC Documents"), which are all the documents that Checkmate was required to file with the SEC on or after such date and all of which were timely filed in accordance with the rules and regulations of the SEC. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Checkmate SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Checkmate SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. Checkmate has filed all material documents and agreements which were required to be filed as exhibits to the Checkmate SEC Documents.

        (b) FINANCIAL STATEMENTS

        The consolidated balance sheets and the consolidated statements of income, stockholders' equity and cash flows (including the related notes thereto) of Checkmate contained in the Checkmate SEC Reports are in accordance with the books and records of Checkmate and its subsidiaries, and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Checkmate and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q and Rule 10-01 of Regulation S-X as promulgated by the SEC, and subject in the case of quarterly financial statements to normal and recurring year-end audit adjustments, none of which were or are reasonably expected to be material as to kind or amount, individually or in the aggregate.

7.8 ABSENCE OF CERTAIN CHANGES OR EVENTS

    Except as set forth in Section 7.8 of the Checkmate Disclosure Schedule and Checkmate SEC Reports, since September 30, 1997, Checkmate and its subsidiaries have conducted their business in the ordinary course and there has not occurred:

           (i) any Material Adverse Effect;

           (ii) any amendments or changes in the Articles of Incorporation or By-laws of Checkmate;

           (iii) any damage to, destruction or loss of any properties of Checkmate and its subsidiaries (whether or not covered by insurance) that could have a Material Adverse Effect;

           (iv) any revaluation by Checkmate of any of its and its subsidiaries' properties, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business;

           (v) any other action or event that would have required the consent of Checkmate pursuant to Section 10.3 hereof had such action or event occurred after the date of this Agreement; or

           (vi) any sale of a material amount of the properties of Checkmate and its subsidiaries, except for the sale of inventory in the ordinary course of business.

7.9 NO UNDISCLOSED LIABILITIES

    Except as is disclosed in Section 7.9 of Checkmate Disclosure Schedule, neither Checkmate nor any of its subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, operations or financial condition of Checkmate and its subsidiaries on a consolidated basis, except Liabilities

        (a) accrued or reserved against in Checkmate's balance sheet (including any related notes thereto) for the period ended September 30, 1997 included in Checkmate SEC Reports (the "Checkmate Balance Sheet"),

        (b) incurred since September 30, 1997 in the ordinary course of business consistent with past practices,

        (c) disclosed in the Checkmate SEC Reports,

        (d) incurred in connection with this Agreement.

7.10 ABSENCE OF LITIGATION

    Except as set forth in Section 7.10 of the Checkmate Disclosure Schedule, there is no Litigation pending or, to the knowledge of Checkmate, threatened (or unasserted but considered by Checkmate probable of assertion and which if asserted would have at least a reasonable probability of an unfavourable outcome) against Checkmate or any of its subsidiaries, or any properties or rights of Checkmate or any of its subsidiaries, before any governmental entity that have a Material Adverse Effect, nor are there any Orders outstanding against Checkmate or any Checkmate subsidiary that have a Material Adverse Effect. Section 7.10 of the Checkmate Disclosure Schedule contains a summary of all Litigation as of the date of this Agreement to which Checkmate or a Checkmate subsidiary is a party, or for which Checkmate or a subsidiary of Checkmate has any potential Liability.

7.11 EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS

        (a) Section 7.11(a) of the Checkmate Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, or medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar fringe or employee benefit plans, programs or arrangements and any current or former (solely to the extent obligations thereunder are still enforceable) employment or executive compensation or severance Contracts for the benefit of, or relating to, any employee of Checkmate, any trade or business (whether or not incorporated) which is a member of a controlled group including Checkmate or which is under common control with Checkmate (a "Checkmate ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of Checkmate, as well as each plan with respect to which Checkmate or a Checkmate ERISA Affiliate could incur Liability if such plan has been or were terminated (together, along with all amendments thereto, the "Checkmate Employee Plans"), and a complete and correct copy of each such written Checkmate Employee Plan has been made available to IVI.

        (b) Except as set forth in Section 7.11(b) of the Checkmate Disclosure Schedule,

           (i) none of the Checkmate Employee Plans promises or provides retiree medical, post termination medical or other retiree or post termination welfare benefits to any person and none of the Checkmate Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;

           (ii) there has been no transaction or failure to act with respect to any Checkmate Employee Plan by any person, which could result in any material Liability of Checkmate or any of its subsidiaries;

           (iii) all Checkmate Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws and Orders currently in effect with respect thereto, and Checkmate and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default or violation of, and have no knowledge of any default or violation by any other party to, any of the Checkmate Employee Plans;

           (iv) each Checkmate Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and to the knowledge of Checkmate nothing has occurred which may reasonably be expected to impair such determination;

           (v) all contributions required to be made to any Checkmate Employee Plan, under the terms of the Checkmate Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Checkmate Employee Plan for the current plan years;

           (vi) with respect to each Checkmate Employee Plan subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred;

           (vii) neither Checkmate nor any Checkmate ERISA Affiliate has incurred, nor reasonably expects to incur, any Liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course);

           (viii) no material oral or written representation or communication with respect to any aspect of the Checkmate Employee Plans has been made to employees of Checkmate or any Checkmate subsidiary prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans;

           (ix) no Checkmate Employee Plan is an employee pension benefit plan as defined in ERISA Section 3(2).

        (c) Each Checkmate Employee Plan that is required or intended to be qualified under applicable Law or registered or approved by a governmental entity has been so qualified, registered or approved by the appropriate governmental entity, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental entity to revoke such qualification, registration or approval.

        (d) All contributions (including premiums) required by any Law or Contract to have been made or approved by Checkmate and its subsidiaries under or with respect to the Checkmate Employee Plans have been paid or accrued by Checkmate. Without limiting the foregoing, there are no material unfunded liabilities under any Checkmate Employee Plan.

        (e) There is no pending, or to the knowledge of Checkmate, threatened Litigation against Checkmate or any of its subsidiaries with respect to any of the Checkmate Employee Plans to the knowledge of Checkmate.

        (f) There is no pending or, to the knowledge of Checkmate, threatened Litigation by former or present employees of Checkmate and its subsidiaries (or their beneficiaries) with respect to the Checkmate Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

        (g) Except as set forth in Section 7.11 of the Checkmate Disclosure Schedule neither Checkmate nor any of its subsidiaries maintains any 401(k) or other type of pension plan subject to Section 401(a) of the Code in the United States.

        (h) No condition or event has occurred with respect to the Checkmate Employee Plans which has a Material Adverse Effect.

        (i) Checkmate has made available to IVI:

           (i) copies of all employment Contracts with officers of Checkmate or a subsidiary of Checkmate;

           (ii) copies of all Contracts with consultants or employees who are individuals obligating Checkmate and its subsidiaries (collectively) to make annual cash payments in an amount exceeding $100,000;

           (iii) a schedule listing all officers of Checkmate and its subsidiaries who have executed a non-competition agreement with Checkmate or a subsidiary of Checkmate;

           (iv) copies of all severance Contracts, programs and policies of Checkmate and its subsidiaries with or relating to their employees; and

           (v) copies of all plans, programs, Contracts and other arrangements of Checkmate and its subsidiaries with or relating to their employees which contain change in control provisions.

7.12 LABOUR MATTERS

        (i) There is no Litigation pending or, to the knowledge of Checkmate, threatened, between Checkmate or any of its subsidiaries and any of their respective current or former employees, which have or may have a Material Adverse Effect, or asserting that Checkmate or any subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act of the United States or any other comparable Law), or seeking to compel Checkmate or one of its subsidiaries to bargain with any labor union or other collective bargaining unit.

        (ii) Neither Checkmate nor any of its subsidiaries is a party to any collective bargaining agreement or other labour union contract applicable to persons employed by Checkmate or any of its subsidiaries nor does Checkmate know of any activities or proceedings of any labour union or other collective bargaining unit to organize any such employees.

        (iii) There are no strikes, slowdowns, work stops, lockouts, or other labour disputes pending or, to the knowledge of Checkmate, threatened by or with respect to any employees of Checkmate or any of its subsidiaries.

7.13 REGISTRATION STATEMENT; PROXY STATEMENT

    None of the information supplied or to be supplied by Checkmate in writing for inclusion or incorporation by reference in

        (i) the Registration Statement,

        (ii) the Proxy Statement/Prospectus,

        (iii) the Prospectus, and

        (iv) any other document to be filed with the SEC or any regulatory agency by Newco, Merger Sub or Checkmate in connection with the transactions contemplated by this Agreement (the "Other Checkmate Filings")

        will, at the respective times filed with the SEC or other regulatory agency and, in addition,

           A. in the case of the Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to shareholders,

           B. in the case of the Registration Statement, when it becomes effective under the Securities Act, and

           C. in the case of the Prospectus, at the date of the receipt from the OSC for the Prospectus contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Checkmate Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Date any event relating to Checkmate or any of its respective affiliates, officers or directors should be discovered by Checkmate which should be set forth in an amendment to the Registration Statement or Prospectus or a supplement to the Checkmate Proxy Statement, Checkmate shall promptly inform Newco and IVI.

    Notwithstanding the foregoing, Checkmate makes no representation or warranty with respect to any information supplied by IVI or Newco which is contained in any of the foregoing documents.

7.14 RESTRICTIONS ON BUSINESS ACTIVITIES

    Except for this Agreement and as set forth in Section 7.14 of the Checkmate Disclosure Schedule, there is no material Contract or Order binding upon Checkmate or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Checkmate or any of its subsidiaries, the acquisition of property by Checkmate or any of its subsidiaries or the conduct of business by Checkmate or any of its subsidiaries as currently conducted or as proposed to be conducted by Checkmate.

7.15 TITLE TO PROPERTY

    Checkmate owns no real property. Section 7.15 of the Checkmate Disclosure Schedule sets forth a true and complete list of all real property leased by Checkmate or any of its subsidiaries requiring annual lease payments of more than $50,000, and the aggregate monthly rental or other fee payable under such lease. Checkmate and each of its subsidiaries have good and marketable title to all of their properties free and clear of all Liens except for any Lien:

        (i) identified in Section 7.15 of the Checkmate Disclosure Schedule or disclosed or reserved against the Checkmate Balance Sheet;

        (ii) created, arising or existing under or in connection with any agreement or other matter referred to in the Checkmate Disclosure Schedule, provided that any such Lien (and a description of its material terms) is identified with such Agreement or matter in the Checkmate Disclosure Schedule;

        (iii) relating to any Tax or other governmental charge or levy that is not yet due and payable;

        (iv) relating to, or created arising or existing in connection with, any Litigation that is being contested in good faith, provided that any such Lien (and a description of its material terms) is identified with such Litigation in the Checkmate Disclosure Schedule, or

        (vi) which, individually or in the aggregate, would not result in a Material Adverse Effect to Checkmate;

and all leases pursuant to which Checkmate or any of its subsidiaries lease from others material items or amounts of real or personal property, are in good standing, valid, effective and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing material default or violation except where the lack of such good standing, validity, effectiveness or enforceability or the existence of such default or violation would not have a Material Adverse Effect. All the facilities of Checkmate and its subsidiaries, except such as may be under construction, are in good operating condition and repair, reasonable wear and tear expected, and are usable in the ordinary course of business consistent with past practice, except where the failure of such plants, structures and equipment to be in such good operating condition and repair or so usable would not have a Material Adverse Effect. The properties of Checkmate and its subsidiaries include, in the aggregate, all of the properties required to operate the business of Checkmate and its subsidiaries as presently conducted. All items of inventory of Checkmate and its subsidiaries reflected in the Checkmate Balance Sheet consisted of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which Checkmate and its subsidiaries are a part.

7.16 TAXES

    (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions or charges of any kind, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation):

        (i) income, capital, business, franchise, profits, corporate, alternative minimum, gross receipts, ad valorem, goods and services, customs, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, licence, payroll, withholding, employment, social security, workers' compensation, unemployment insurance or compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, surtaxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions, whether disputed or not; and

        (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto;

        and "Tax Returns" shall mean returns, reports and information statements of any kind with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

    (b) Checkmate and its subsidiaries have filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them on or prior to the date hereof, or requests for extensions have been timely filed, granted and have not expired; all Tax Returns filed by Checkmate and its subsidiaries are complete and accurate; and Checkmate and its subsidiaries have paid and discharged all Taxes when due, whether or not shown on any Tax Return, except such as are being contested in good faith by appropriate proceedings (except in each case, as disclosed in Section 7.16(b) of the Checkmate Disclosure Schedule) and with respect to which Checkmate is maintaining reserves to the extent currently required for their payment; except to the extent that the failure so to file, to be complete and correct, to reserve or so to pay, individually or in the aggregate with all other such failures, would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of Checkmate, threatening to assert against Checkmate or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes (in each case, as disclosed in Section 7.16(b) of the Checkmate Disclosure Schedule) with respect to which Checkmate is maintaining reserves in all material respects adequate for their payment. Except as disclosed in Section 7.16(b) of the Checkmate Disclosure Schedule, neither Checkmate nor any of its subsidiaries is currently being audited by any taxing authority nor has notice been given by any taxing authority that it will commence such an audit or examination. There are no Tax Liens on any properties of Checkmate or any subsidiary thereof and neither Checkmate nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither Checkmate nor any of its subsidiaries has received any notice of seizure from any taxation authority. The accruals and reserves for Taxes reflected in the Checkmate Balance Sheet are in all material respects sufficient to cover all Taxes accruable through the date thereof (including Taxes being contested and any deferred Taxes) in accordance with GAAP and, as of the Effective Date, such accruals and reserves, as adjusted for the passage of time through the Effective Date, will be sufficient for the then unpaid Taxes of Checkmate and its subsidiaries. Except as disclosed in Section 7.16(b) of the Checkmate Disclosure Schedule, neither Checkmate nor any of its subsidiaries (whether as a result of the Transactions or otherwise) is required to include in income:

        (i) items in respect of any change in accounting principles or deferred intercompany transactions; or

        (ii) any installment sale gain;

        in each case where the inclusion in income would result in a tax Liability materially in excess of the reserves therefor.

    (c) Checkmate, on behalf of itself and all its subsidiaries, hereby represents that, other than as disclosed on Section 7.16(c) of the Checkmate Disclosure Schedule, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect:

        (i) neither Checkmate nor any of its subsidiaries has made any payment or is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code;

        (ii) neither Checkmate nor any of its subsidiaries has been subject to any accumulated earnings tax or personal holding company tax;

        (iii) neither Checkmate nor any of its subsidiaries owns stock in a passive foreign investment company within the meaning of Section 1296 of the Code;

        (iv) neither Checkmate nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations the tax exempt character of which for United States federal or state income tax purposes could be affected by the transactions contemplated hereunder; and

        (v) neither Checkmate nor any of its subsidiaries has, prior to the date hereof, acquired or had the use of any material property from a person with whom it was not dealing at arm's length, or disposed of any material property to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof.

    (d) No power of attorney has been granted by Checkmate or any of its subsidiaries with respect to any matter relating to Taxes which is currently in force.

    (e) Neither Checkmate nor any of its subsidiaries

        (i) is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes,

        (ii) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which is Checkmate), or

        (iii) has any Liability for Taxes of any person (other than Checkmate and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by Contract or otherwise.

        (f) Checkmate and each of its subsidiaries has withheld all material amounts from each payment made to any of its respective past or present employees, officers or directors, suppliers, customers or other third parties the amount of all Taxes and other material deductions required to be withheld therefrom and has paid the same to the proper taxation authority or other receiving officers within the time required under any applicable Law.

        (g) Checkmate has remitted to the appropriate taxation authority when required by law to do so all amounts collected by it on account of all retail sales and similar Taxes.

        (h) Checkmate has withheld from each payment made to any non-resident of the United States of America the amount of all material Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxation authority or other receiving officers within the time required under any applicable Law.

        (i) Checkmate and all of the subsidiaries of Checkmate have taxation years ending on December 31 of each year.

7.17 ENVIRONMENTAL MATTERS

    (a) Except in all cases as do not have a Material Adverse Effect, Checkmate and each of its subsidiaries:

        (i) have obtained all applicable Approvals which are required under Environmental Laws; and

        (ii) are in compliance with all terms and conditions of such Approvals and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any Law or Order issued, entered, promulgated or approved thereunder.

    (b) There is no Litigation pending or, to the knowledge of Checkmate, threatened before any governmental entity in which Checkmate or any Checkmate subsidiary or any of the properties owned, leased, managed or operated by Checkmate or one of its subsidiaries has been or, with respect to threatened Litigation, may be named as a defendant for alleged noncompliance (including by any predecessor) with any Environmental Law, whether or not occurring at, on, under, or involving a property owned, leased, managed or operated (in whole or in part) by Checkmate or any subsidiary of Checkmate or any of their properties. To the knowledge of Checkmate, there is no reasonable basis for any Litigation of a type described in the immediately foregoing sentence.

    (c) During the period of Checkmate's or any of its subsidiaries'

        (i) ownership or operation of any of their respective current properties,

        (ii) participation in the management of any properties of any other person, or

        (iii) holding of a security interest in any properties of any other person, there have been no releases of "hazardous substances" in, on, under, or affecting such properties. Prior to the period of Checkmate's or any of its subsidiaries'

           A. ownership or operation of any of their respective current properties,

           B. Checkmate's or any of its subsidiaries' participation in the management of any properties of any other person, or

           C. holding of a security interest in any properties of any other person, there were no releases of "hazardous substances" in, on, under, or affecting any such properties.

7.18 BROKERS

    Except as set forth in Section 7.18 of the Checkmate Disclosure Schedule, no broker, finder or investment banker (other than BT Alex.Brown) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Checkmate. A complete and correct copy of all agreements between Checkmate and BT Alex.Brown pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder are set forth in
Section 7.18 of the Checkmate Disclosure Schedule.

7.19 FULL DISCLOSURE

    No statement contained in this Agreement or any certificate or schedule furnished or to be furnished by Checkmate or any of its subsidiaries to IVI in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

7.20 INTELLECTUAL PROPERTY

    (a) Except in such instances that do not have a Material Adverse Effect, Checkmate or a Checkmate subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form) tangible or intangible proprietary information or material and other intellectual property rights that are used or proposed to be used in the business of Checkmate and its subsidiaries as currently conducted. Section 7.20(a) of the Checkmate Disclosure Schedule lists all current and past (lapsed, expired, abandoned or canceled) patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade names, other intellectual property and any applications therefor owned by Checkmate and its subsidiaries (the "Checkmate Intellectual Property Rights"), and specifies the jurisdictions in which each such Checkmate Intellectual Property Right has been issued or registered (if any) or in which an application for such issuance and registration has been filed (if any), including the respective registration or application numbers and the names of all registered owners, together with a list of all of Checkmate's and its subsidiaries' currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States or Canadian Copyright Office and any other foreign offices and by whom such items have been registered. Section 7.20(a) of the Checkmate Disclosure Schedule includes and specifically identifies all third-party patents, trademarks or copyrights (including software), and other intellectual property (the "Checkmate Third Party Intellectual Property Rights") to the knowledge of Checkmate which are incorporated in, are, or form a part of, any product of Checkmate or are otherwise used in (or proposed to be used in) or necessary for the conduct of Checkmate's business as currently conducted. Section 7.20(a) of the Checkmate Disclosure Schedule lists:

        (i) any requests Checkmate has received to make any such registration, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made;

        (ii) except for object code licence agreements for Checkmate's and its subsidiaries' products executed in the ordinary course of business and in accordance with Checkmate's and its subsidiaries' past practices, all material licences, sublicences and other Contracts as to which Checkmate or any subsidiary of Checkmate is a party and pursuant to which any person is authorized to use any Checkmate Intellectual Property Right, including any trade secret material to Checkmate or any subsidiary of Checkmate; and

        (iii) all material licences, sublicences and other Contracts as to which Checkmate is a party and pursuant to which Checkmate is authorized to use any Checkmate Third Party Intellectual Property Rights, including any trade secret of a third party, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

    (b) Checkmate and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement by Checkmate or the performance of its obligations hereunder, in violation in any material respect of any licence, sublicence or Contract described in Section 7.20(a) of the Checkmate Disclosure Schedule. No Litigation with respect to the Checkmate Intellectual Property Rights, including any trade secret material to Checkmate, or Checkmate Third Party Intellectual Property Rights is currently pending or, to the knowledge of Checkmate, is threatened by any person, nor does Checkmate know of any valid grounds for any bona fide Litigation:

        (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Checkmate or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret;

        (ii) against the use by Checkmate or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Checkmate's or any of its subsidiaries' business as currently conducted or as proposed to be conducted by Checkmate or any of its subsidiaries;

        (iii) challenging the ownership, validity or effectiveness of any of the Checkmate Intellectual Property Rights, including trade secrets, material to Checkmate or any of its subsidiaries; or

        (iv) challenging Checkmate's or any of its subsidiaries' license or legally enforceable right to use of the Checkmate Third Party Intellectual Property Rights. To Checkmate's knowledge, all patents, registered trademarks, maskworks and copyrights held by Checkmate or any of its subsidiaries are valid and subsisting. Except as set forth in Section 7.20(b) of the Checkmate Disclosure Schedule, to Checkmate's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Checkmate Intellectual Property by any third party, including any employee or former employee of Checkmate or any of its subsidiaries.

    Except as set forth in Section 7.20(b) of the Checkmate Disclosure Schedule, neither Checkmate nor any of its subsidiaries

        (i) has been sued or charged in writing as a defendant in any Litigation which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof, or been informed or notified by any third party that Checkmate or any of its subsidiaries may be engaged in such infringement, or

        (ii) has knowledge of any infringement Liability with respect to, or infringement by, Checkmate or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork, copyright or other intellectual property of another.

    (c) Except as noted in Section 7.20(d) of the Checkmate Disclosure Schedule, all software that is Checkmate Intellectual Property Rights and Checkmate's and its subsidiaries' business systems (including hardware and software) and products are Year 2000 Compliant.

7.21 INTERESTED PARTY TRANSACTIONS

    Except as disclosed in Section 7.21 of the Checkmate Disclosure Schedule, since December 31, 1996 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

7.22 INSURANCE

    Section 7.22 of the Checkmate Disclosure Schedule lists all material insurance policies and fidelity bonds covering the business, properties, operations, employees, officers and directors of Checkmate and its subsidiaries. Except as is set forth in Section 7.22 of the Checkmate Disclosure Schedule, there is no claim by Checkmate or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Checkmate and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Checkmate and its subsidiaries. Checkmate and its subsidiaries have not received notice of and do not know of any threatened termination of, or material premium increase with respect to, any of such policies.

7.23 OPTION PLANS

    Except as set forth in Section 7.23 of the Checkmate Disclosure Schedule, the Board of Directors of Checkmate has taken all necessary action (or refrained from taking action, where appropriate) under the Checkmate Stock Option Plans so that none of the Checkmate Stock Options (or any portion thereof) will be entitled to receive cash or other property as a result of the consummation of the transactions contemplated hereby, but instead shall be assumed as provided in Section 5.10 hereof.

7.24 POOLING MATTERS

    Neither Checkmate nor to Checkmate's knowledge any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by IVI or any of its affiliates or Newco) would affect the ability of Newco to account for the business combination to be effected by the Transactions as a pooling of interests.

7.25 AFFILIATES

    Section 7.25 of the Checkmate Disclosure Schedule sets forth each person who, as of the date hereof, is an affiliate of Checkmate.

7.26 OPINION OF FINANCIAL ADVISOR

    Checkmate has been advised by its financial advisor, BT Alex.Brown, that, in its opinion, as of the date hereof, the terms of the Transactions are fair to the stockholders of Checkmate from a financial point of view, and has delivered a written copy of such opinion to Checkmate.

             ARTICLE 8.00--REPRESENTATIONS AND WARRANTIES OF NEWCO

    Newco hereby represents and warrants to IVI and Checkmate that:

8.1 ORGANIZATION AND QUALIFICATION

    Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware or organization and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Newco does not directly or indirectly own any equity or similar interest in, or any Rights in, any corporation, partnership, joint venture or other business association or entity, except that it owns all of the outstanding capital stock of Merger Sub.

8.2 ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES

    The Certificate of Incorporation and By-Laws of Newco are in full force and effect. Newco is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

8.3 CAPITALIZATION

    The authorized capital stock of Newco consists of 99,000,000 shares of Newco Common Stock and 1,000,000 shares of preferred stock of Newco ("Newco Preferred Stock"). As of the date of this Agreement:

           (i) 10 shares of Newco Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable under the Delaware Law. None of the outstanding shares of capital stock of Newco has been issued in violation of any preemptive rights of any current or past holder of Newco capital stock; and

           (ii) no shares of Newco Preferred Stock are issued or outstanding.

8.4 AUTHORITY RELATIVE TO THIS AGREEMENT

    Newco has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of Newco has determined that it is advisable and in the best interest of Newco's shareholders for Newco to enter into a business combination with IVI, Checkmate and Merger Sub upon the terms and subject to the conditions of this Agreement. This

Agreement has been duly and validly executed and delivered by Newco and, assuming the due authorization, execution and delivery by IVI, Checkmate and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of Newco.

           ARTICLE 9.00--REPRESENTATIONS AND WARRANTIES OF MERGER SUB

    Merger Sub hereby represents and warrants to IVI and Checkmate that:

9.1 ORGANIZATION AND QUALIFICATION

    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia or organization and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Merger Sub does not directly or indirectly own any equity or similar interest in, or any Rights in, any corporation, partnership, joint venture or other business association or entity.

9.2 ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES

    The Articles of Incorporation and By-Laws of Merger Sub are in full force and effect. Merger Sub is not in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational documents.

9.3 CAPITALIZATION

    The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date of this Agreement 100 shares of Merger Sub Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

9.4 AUTHORITY RELATIVE TO THIS AGREEMENT

    Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of Merger Sub has determined that it is advisable and in the best interest of Merger Sub's shareholders for Merger Sub to enter into a business combination with IVI, Newco and Checkmate upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by IVI, Newco and Checkmate, as applicable, constitutes a legal, valid and binding obligation of Merger Sub.

           ARTICLE 10.00--CONDUCT OF BUSINESS PENDING THE ARRANGEMENT

10.1 CONDUCT OF BUSINESS BY IVI PENDING THE TRANSACTIONS

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, IVI covenants and agrees that, unless Checkmate shall otherwise agree in writing, IVI shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and IVI and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice except as may be otherwise provided herein; and IVI shall use reasonable commercial efforts to preserve substantially intact the business organization of IVI and its subsidiaries, to keep available the services of the present officers, employees and consultants of

IVI and its subsidiaries, to take all action reasonably necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any IVI Intellectual Property and to preserve the present relationships of IVI and its subsidiaries with customers, suppliers and other persons with which IVI or any of its subsidiaries has significant business relations.

    In addition, except as contemplated by this Agreement, IVI shall not, and shall cause its subsidiaries not to, except to the extent necessary to implement the Transactions and to carry out the intentions of the parties set forth in
Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, directly or indirectly do, or agree, propose or Contract to do, any of the following without the prior written consent of Checkmate:

        (a) amend or otherwise change IVI's Articles of Continuation or By-Laws;

        (b) issue, sell, pledge, dispose of or encumber or otherwise subject to any Lien, or authorize the issuance or reservation for issuance, sale, pledge, disposition or encumbrance of or otherwise subjecting to any Lien, any shares of capital stock of any class or other ownership interests, or any Rights of IVI, any of its subsidiaries or affiliates (except for the issuance of IVI Common Shares issuable pursuant to employee stock options under the IVI Option Plan or pursuant to the Participation Right, which options or rights, as the case may be, are outstanding on the date hereof and except for the issuance of shares of NTN common stock pursuant to employee stock options which options are outstanding on the date hereof);

        (c) sell, dispose of or subject any properties of IVI or any of its subsidiaries to any Lien (except for

           (i) sales of properties in the ordinary course of business and in a manner consistent with past practice and

           (ii) dispositions of obsolete or worthless properties);

        (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the IVI Employee Plans (including the IVI Option Plan) or authorize cash payments in exchange for any options granted under any of such plans;

        (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other ownership interest, except that a wholly-owned subsidiary of IVI may declare and pay a dividend to its parent,

           (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize or propose the issuance of any other securities or Rights in respect of, in lieu of or in substitution for shares of its capital stock or other ownership interests, or

           (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

        (f) sell, transfer, license, sublicense or otherwise dispose of any IVI Intellectual Property, or amend or modify any existing Contracts with respect to any IVI Intellectual Property or IVI Third Party Intellectual Property Rights, other than nonexclusive object and source code licences in the ordinary course of business consistent with past practice;

        (g) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, other than the purchase of the assets of BancTec Payment System's Open Payment Systems Group by NTN;

           (i) incur or amend any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of currently existing bank debt of IVI or IVI's subsidiaries entered into in the ordinary course of business), endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or

           (ii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $1,000,000 for IVI and its subsidiaries taken as a whole;

        (h) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees of IVI or any of its subsidiaries subject to performance and compensation reviews, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of IVI or any of its subsidiaries, or (except as required by Law) terminate, establish, adopt, enter into or amend any IVI Employee Plan;

        (i) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of software development costs, payments of accounts payable and collection of accounts receivable) other than as may be required by Canadian generally accepted accounting principles applied on a basis consistent with past practice;

        (j) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax Liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the consolidated balance sheet contained in IVI's most recent OSC Report;

        (k) pay, discharge or satisfy any material Litigation or Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of Liabilities reflected or reserved against on the consolidated balance sheet contained in IVI's most recent OSC Report or incurred in the ordinary course of business and consistent with past practice;

        (l) modify, amend or terminate any Contracts, waive, release, relinquish or assign any contract or other rights or claims or cancel or forgive any indebtedness owed to it, other than in the ordinary course of business consistent with past practice or with respect to Contracts which are not material to IVI and its subsidiaries taken as a whole;

        (m) take or allow to be taken or fail or omit to take any act which would jeopardize the treatment of the Transactions as a pooling of interests for accounting purposes under GAAP; or

        (n) any action which would make any of the representations or warranties of IVI contained in this Agreement untrue or incorrect in any material respect or prevent IVI from performing or cause IVI not to perform its covenants hereunder or result in any of the conditions to the Arrangement set forth herein not being satisfied.

10.2 NO SOLICITATION

        (a) Neither IVI nor Checkmate (each, for purposes of this Section 10.2, a "Company"), nor any of their respective subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall such Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to solicit, initiate or knowingly take any action to facilitate the submission of inquiries, proposals or offers from any Third Party relating to (A) any acquisition or purchase of 5% or more of the assets of such Company and its subsidiaries as stated in the consolidated balance sheet contained in IVI's most recent OSC Report or Checkmate's most recent Checkmate SEC Document, as the case may be, or of 5% or more of the number of outstanding equity securities of any class of such Company or any of its subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving such Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 5% or more of the assets of such Company and its subsidiaries as stated in the consolidated balance sheet contained in IVI's most recent OSC Report or Checkmate's most recent Checkmate SEC Document, as the case may be, other than the transactions contemplated by this Agreement, the Shareholders Agreements and any transaction pursuant to the Participation Right, or (D) any other transaction the consummation of which would, or could reasonably be expected to materially impede, interfere with, prevent or delay any or all of the Transactions (collectively, "Acquisition Proposals"), or (ii) agree to or endorse an Acquisition Proposal, or (iii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business or properties or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit such Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) engaging in discussions or negotiations with such a Third Party who has made a Superior Proposal but only to the extent that the Board of Directors of such Company shall have concluded in good faith on the basis of written advice from its outside counsel that such action is required to prevent the Board of Directors of such Company from breaching its fiduciary duties to the stockholders or shareholders of such Company under applicable law; or
    (ii) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to such Company in any material respect than the Confidentiality/Standstill Agreement, and a copy of which shall be provided for informational purposes only to the other Company) concerning such Company and its businesses or properties to a Third Party who has made a Superior Proposal; provided, further, that if the Board of Directors of such Company receives a Superior Proposal, to the extent it may do so without breaching its fiduciary duties as advised in writing by its outside counsel and as determined in good faith, and without violating any of the conditions of such Superior Proposal, (A) the Board of Directors of such Company shall not, and shall not authorize any officers or representatives to, take any of the foregoing actions until reasonable notice to the other Company of its intent to take such action shall have been given in writing to the other Company; and (B) such Company shall promptly inform the other Company of the terms and conditions of such proposal and the identity of the person making it. As of the date hereof, each Company shall immediately cease and cause each of its subsidiaries and its and their advisors, agents and other intermediaries to cease, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about such Company that was furnished by or on behalf of such Company to return or destroy all such information in the possession of any such Third Party or in the possession of any agent or advisor of any such party.

        (b) If (A) a Third Party has made an Acquisition Proposal, (B) the Agreement is terminated pursuant to Section 12.1(e), 12.1(f), 12.1(g) or 12.1(h) and (C) any Acquisition Proposal (whether or not proposed prior to the IVI Shareholders' Meeting or the Checkmate Stockholders' Meeting, as the case may be, and whether or not it involves the Third Party making the Acquisition Proposal referred to in Section 10.2(b)(A) above) has been consummated within twelve months following the termination of this Agreement, then, the Company (i) whose Board of Directors took the action or failed to take the action referred to in Section 12.1(e), (ii) which made the Terminating Breach, (iii) who is the subject of the Superior Proposal referred to in Sections 12.1(g) or 12.1(h); or (iv) which is subject to such consummated Acquisition Proposal, shall pay to the other Company, within two business days following such occurrence, a fee of $3,000,000, as liquidated damages and not as a penalty, together with reimbursement of all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of banks, investment banks, accountants and legal counsel and the expenses of any litigation incurred in connection with collecting the fee provided for in this subsection 10.2(b).

        (c) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal that the Board of Directors of the Company subject to such Acquisition Proposal believes, in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable, from a financial point of view, to the stockholders or shareholders of such Company than this Agreement and the Transactions and that the funds or other consideration necessary for the Acquisition Proposal are reasonably likely to be available. For purposes of this Agreement, "Third Party" means any "group," as described in Rule 13d-5(b) promulgated under the Exchange Act, or person, other than IVI, Checkmate or any of their respective affiliates as of the date hereof.

        (d) Both IVI and Checkmate shall ensure that the respective officers, directors and employees of itself and its subsidiaries and any investment bankers or other advisors or representatives retained by IVI or Checkmate, as the case may be, are aware of the restrictions described in this Section 10.2, and shall be responsible for any breach of this Section 10.2 by such officers, directors, employees, bankers, advisors or representatives.

10.3 CONDUCT OF BUSINESS BY CHECKMATE PENDING THE TRANSACTIONS

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, Checkmate covenants and agrees that, unless IVI shall otherwise agree in writing, Checkmate shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and Checkmate and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice except as may be otherwise provided herein; and Checkmate shall use reasonable commercial efforts to preserve substantially intact the business organization of Checkmate and its subsidiaries, to keep available the services of the present officers, employees and consultants of Checkmate and its subsidiaries, to take all action reasonably necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any Checkmate Intellectual Property and to preserve the present relationships of Checkmate and its subsidiaries with customers, suppliers and other persons with which Checkmate or any of its subsidiaries has significant business relations.

    In addition, except as contemplated by this Agreement, Checkmate shall not, and shall cause its subsidiaries not to, except to the extent necessary to implement the Transactions and carry out the intentions of the parties set forth in Section 4.1 during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, directly or indirectly do, or agree, propose or Contract to do, any of the following without the prior written consent of IVI:

        (a) amend or otherwise change Checkmate's Articles of Incorporation or By-Laws;

        (b) issue, sell, pledge, dispose of or encumber or otherwise subject to any Lien, or authorize the issuance or reservation for issuance, sale, pledge, disposition or encumbrance of or otherwise subjecting to any Lien, any shares of capital stock of any class or other ownership interests, or any Rights (except for the issuance of Checkmate Common Shares issuable pursuant to employee stock options under the Checkmate Stock Option Plans, which options are outstanding on the date hereof);

        (c) sell, dispose of or subject any properties of Checkmate or any of its subsidiaries to any Lien (except for

           (i) sales of properties in the ordinary course of business and in a manner consistent with past practice and

           (ii) dispositions of obsolete or worthless properties);

        (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Checkmate Employee Plans (including the Checkmate Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans;

        (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other ownership interest, except that a wholly-owned subsidiary of Checkmate may declare and pay a dividend to its parent,

           (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize or propose the issuance of any other securities or Rights in respect of, in lieu of or in substitution for shares of its capital stock or other ownership interests, or

           (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

        (f) sell, transfer, license, sublicense or otherwise dispose of any Checkmate Intellectual Property, or amend or modify any existing Contracts with respect to any Checkmate Intellectual Property or Checkmate Third Party Intellectual Property Rights, other than nonexclusive object and source code licences in the ordinary course of business consistent with past practice;

        (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

           (ii) incur or amend any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of currently existing bank debt of Checkmate's subsidiaries entered into in the ordinary course of business), endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or

           (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $1,000,000 for Checkmate and its subsidiaries taken as a whole;

        (h) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees of Checkmate or any of its subsidiaries subject to performance and compensation reviews, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Checkmate or any of its subsidiaries, or (except as required by Law) terminate, establish, adopt, enter into or amend any Checkmate Employee Plan;

        (i) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of software development costs, payments of accounts payable and collection of accounts receivable) other than as may be required by GAAP;

        (j) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax Liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the consolidated balance sheet contained in the most recent Checkmate SEC Document;

        (k) pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of Liabilities reflected or reserved against in the consolidated balance sheet contained in Checkmate's most recent SEC Report or incurred in the ordinary course of business and consistent with past practice;

        (l) modify, amend or terminate any Contracts, waive, release, relinquish or assign any contract or other rights or claims or cancel or forgive any indebtedness owed to it, other than in the ordinary course of business consistent with past practice with respect to Contracts which are not material to Checkmate and its subsidiaries taken as a whole;

        (m) take or allow to be taken or fail or omit to take any act which would jeopardize the treatment of the Transactions as a pooling of interests for accounting purposes under GAAP; or

        (n) take any action which would make any of the representations or warranties of Checkmate contained in this Agreement untrue or incorrect in any material respect or prevent Checkmate from performing or cause Checkmate to perform its covenants hereunder or result in any of the conditions to the Transactions set forth herein not being satisfied.

                 ARTICLE 11.00--CONDITIONS TO THE TRANSACTIONS

11.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSACTIONS

    The respective obligations of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

        (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT/COURT APPROVAL

        The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall cover the Newco Common Stock both to be issued at or immediately after the Effective Date. No stop order suspending the effectiveness of the Registration Statement, if any, shall have been issued by the SEC and no Litigation for that purpose and no similar proceeding in respect of either Proxy Statement shall have been initiated or threatened by the SEC or the OSC. The final receipt from the OSC and other provincial securities regulatory authorities for the Prospectus shall have been obtained. The Court shall have issued its final order approving the Arrangement in form and substance satisfactory to IVI and Checkmate (such approvals not to be unreasonably withheld or delayed);

        (b) SHAREHOLDER APPROVAL

        This Agreement and the applicable Transaction shall have been approved and adopted by the affirmative requisite vote of the shareholders of each of IVI and Checkmate;

        (c) HSR ACT

        The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

        (d) OSC, ETC.

        All necessary rulings shall have been obtained from the OSC and other relevant Canadian, provincial and state securities regulatory authorities in connection with the Transactions. The applicable waiting periods and any extensions thereof under Part IX of the COMPETITION ACT (Canada) shall have expired or the parties shall have received an Advance Ruling Certificate ("ARC") pursuant to section 102 of the COMPETITION ACT (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Transactions;

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY

        No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Transactions shall be in effect, nor shall any Litigation brought by any governmental entity seeking any of the foregoing be pending; and there shall not be any action taken, or any Law or Order applicable to the Transactions, which makes the consummation of the Transactions illegal;

        (f) LISTING

        The Newco Common Stock issued at or immediately after the Effective Date and any additional shares issued as a result of the exercise of rights attaching to the Exchangeable Shares shall have been approved for

           (i) listing, subject to notice of issuance, on the TSE, and

           (ii) quotation, subject to notice of issuance, on the Nasdaq National Market. The Exchangeable Shares shall have been approved for listing, subject to notice of issuance, on the TSE; and

        (g) DISSENT RIGHTS

        IVI and Checkmate shall not have received, on or prior to the Effective Time, notice from the holders of, in IVI's case, IVI Common Shares, and, in Checkmate's case, Checkmate Common Shares of their intention to exercise their rights of dissent under Section 190 of the CBCA and Article 13 of the Georgia Law, respectively, that in the aggregate, after taking into account all other facts and circumstances of the parties, would prevent the Transactions from being treated as a pooling of interests under GAAP.

11.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF IVI

    The obligations of IVI to effect the Transactions are also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES

        The representations and warranties of Checkmate contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified as to materiality which shall be true and correct in all respects) on and as of the Effective Date, except for

           (i) changes contemplated by this Agreement, or

           (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), or and IVI shall have received a certificate to such effect signed on behalf of Checkmate by the Chief Executive Officer and the Chief Financial Officer of Checkmate;

        (b) AGREEMENTS AND COVENANTS

        Checkmate, Newco and Merger Sub shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date, and IVI shall have received a certificate to such effect signed on behalf of Checkmate by the Chief Executive Officer and the Chief Financial Officer of Checkmate and with respect to Newco and Merger Sub, by a director or officer of such corporation;

        (c) CONSENTS OBTAINED

        All material Approvals required to be obtained or made by Checkmate for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Checkmate;

        (d) GOVERNMENTAL ACTIONS

        There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental entity before any governmental entity, nor shall there be in effect any Order of any governmental entity, in either case, seeking to prohibit or limit IVI from exercising all material rights and privileges pertaining to the ownership or operation by IVI or any of its subsidiaries of all or a material portion of the business or properties of IVI or any of its subsidiaries, or seeking to compel IVI or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or properties of IVI or any of its subsidiaries, as a result of the Transactions;

        (e) MATERIAL ADVERSE CHANGE

        Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Checkmate or any subsidiary of Checkmate having a Material Adverse Effect;

        (f) ACCOUNTANTS' POOLING LETTERS

        IVI shall have received a letter, dated as of the date hereof, in form and substance reasonably acceptable to such party, from Coopers & Lybrand to the effect that such firm is not aware of any matters relating to IVI and its subsidiaries which would preclude the Transactions from qualifying for pooling-of-interests accounting treatment. IVI also shall have received a letter, dated as of the Effective Date in form and substance reasonably acceptable to such party, from Coopers & Lybrand to the effect that the Transactions qualify for pooling-of-interests accounting treatment;

        (g) AFFILIATE AGREEMENTS

        IVI shall have received from each person who is identified in the Checkmate Affiliate Letter as an "affiliate" of Checkmate a Checkmate Affiliate Agreement, and each such Checkmate Affiliate Agreement shall be in full force and effect;

        (h) OPINION OF CHECKMATE COUNSEL

        IVI shall have received from Alston & Bird, counsel to Checkmate, an opinion that the Merger is effective under Georgia Law, in form and substance reasonably satisfactory to IVI and its counsel; and

        (i) TAX OPINION

        IVI shall have received an opinion in form and substance satisfactory to IVI of Meighen Demers, counsel for IVI, to the effect that the Arrangement will be generally treated for Canadian federal income tax purposes as a reorganization of capital for those shareholders of IVI who hold their IVI Common Shares as capital property for purposes of the ITA and an opinion in form and substance satisfactory to IVI from Morgan, Lewis & Bockius, counsel for IVI, to the effect that a Shareholder of IVI who exchanges IVI Common Shares for Newco Common Stock should not recognize gain or loss under
    Section 351 of the Code.

11.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHECKMATE

    The obligations of Checkmate to effect the Transactions is also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES

        The representations and warranties of IVI contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified as to materiality which shall be true and correct in all respects) on and as of the Effective Date, except for

           (i) changes contemplated by this Agreement, or

           (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date),

    and Checkmate shall have received a certificate to such effect signed on behalf of IVI by the Chief Executive Officer and the Chief Financial Officer of IVI;

        (b) AGREEMENTS AND COVENANTS

        IVI, Newco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Date, and Checkmate shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of IVI and with respect to Newco and Merger Sub, by a director or officer of such corporations;

        (c) CONSENTS OBTAINED

        All material Approvals required to be obtained or made by IVI for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by IVI;

        (d) GOVERNMENTAL ACTIONS

        There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental entity before any governmental entity, nor shall there be in effect any Order of any governmental entity, in either case, seeking to prohibit or limit Checkmate from exercising all material rights and privileges pertaining to the ownership or operation by Checkmate or any of its subsidiaries of all or a material portion of the business or properties of Checkmate or any of its subsidiaries, or seeking to compel Checkmate or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or properties of Checkmate or any of its subsidiaries, as a result of the Transactions;

        (e) MATERIAL ADVERSE CHANGE

        Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of IVI or any subsidiary of IVI having a Material Adverse Effect;

        (f) ACCOUNTANTS' POOLING LETTERS

        Checkmate shall have received a letter, dated as of the date hereof, in form and substance reasonably acceptable to such party, from Ernst & Young to the effect that such firm is not aware of any matters relating to Checkmate and its subsidiaries which would preclude the Transactions from qualifying for pooling-of-interests accounting treatment. Checkmate also shall have received a letter, dated as of the Effective Date, in form and substance reasonably acceptable to such party, from Coopers & Lybrand to the effect that the Transactions qualify for pooling-of-interests accounting treatment;

        (g) AFFILIATE AGREEMENTS

        Checkmate shall have received from each person who is identified in the IVI Affiliate Letter as an "affiliate" of IVI an IVI Affiliate Agreement, and each such IVI Affiliate Agreement shall be in full force and effect.

        (h) OPINION OF IVI COUNSEL

        Checkmate shall have received from Meighen Demers, counsel to IVI, an opinion that the Arrangement is effective under Ontario Law, in form and substance reasonably satisfactory to Checkmate and its counsel; and

        (i) TAX OPINION

        Checkmate shall have received an opinion in form and substance satisfactory to Checkmate of Alston & Bird, counsel for Checkmate, to the effect that the Merger will be generally treated for U.S. federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code.

                           ARTICLE 12.00--TERMINATION

12.1 TERMINATION

    This Agreement may be terminated at any time prior to the Effective Date, notwithstanding approval thereof by the shareholders of IVI or Checkmate:

        (a) by mutual written consent duly authorized by the Boards of Directors of IVI and Checkmate; or

        (b) by either IVI or Checkmate if the Transactions shall not have been consummated by July 31, 1998 (PROVIDED, THAT, the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Transactions to occur on or before such date); or

        (c) by either IVI or Checkmate if a court of competent jurisdiction or other governmental entity shall have issued a non-appealable final Order or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement or the Merger; or

        (d) by either IVI or Checkmate, if, at either of the IVI Shareholders' Meeting (including any adjournment or postponement thereof) or the Checkmate Shareholders' Meeting (including, any adjournment or postponement thereof), the requisite affirmative vote of the shareholders of IVI or Checkmate, as the case may be, shall not have been obtained; or

        (e) by either Company if

           (i) the Board of Directors of the other Company shall withdraw, modify or change its recommendation of this Agreement or the Transactions in a manner adverse to the other party or shall have resolved to do so or shall have failed by June 15 , 1998 to call the IVI Shareholders' Meeting or the Checkmate Shareholders' Meeting, as the case may be; or

           (ii) the Board of Directors of the other Company shall have taken a "neutral" position with respect to (or shall have failed to reject as inadequate, or shall have failed to reaffirm its recommendation of this Agreement and the Transactions within 10 business days after the public announcement or commencement of) an Acquisition Proposal; or

        (f) by either IVI or Checkmate, upon a breach of any representation, warranty, covenant or agreement on the part of Checkmate or IVI, respectively, set forth in this Agreement or if any representation or warranty of Checkmate or IVI, respectively, shall have become untrue, in either case, such that the conditions set forth in Section 11.2(a) or 11.2(b), or Section 11.3(a) or 11.3(b), would not be satisfied (a "Terminating Breach"),

        PROVIDED, THAT, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than July 31, 1998) by Checkmate or IVI, as the case may be, through the exercise of its reasonable best efforts and for so long as Checkmate or IVI, as the case may be, continues to exercise such reasonable best efforts, neither Checkmate nor IVI, respectively, may terminate this Agreement under this
    Section 12.1(f) until the earlier of July 31, 1998 or the expiration of such 30-day period without such Terminating Breach having been cured; or

        (g) Either Company may terminate this Agreement by written notice to the other Company at any time prior to the Effective Time, provided that a person has made a Superior Proposal to such Company, provided that the other Company does not make, within five business days of the aforesaid notice, an offer that the Board of Directors of the Company subject to such Superior Proposal believes, in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Superior Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is at least as favorable, from a financial point of view, to the shareholders of such Company as such Superior

    Proposal and that the funds or other consideration necessary for such offer are reasonably likely to be available; or

        (h) Either Company may terminate this Agreement by written notice to the other Company if prior to the Effective Time the Board of Directors of such Company shall have withdrawn or modified or amended, in a manner adverse to the other Company, its approval or recommendation of this Agreement, the Arrangement or the Merger or its recommendation that the shareholders of such Company adopt and approve this Agreement, the Arrangement or the Merger in order to permit such Company to execute a definitive agreement providing for the consummation of a Superior Proposal with respect to such Company, provided that such Company shall be in compliance with the terms of Section 10.2.

12.2 EFFECT OF TERMINATION

    In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except

           (i) as set forth in Section 10.2, Section 12.3 and the second sentence of Section 13.1 hereof, and

           (ii) nothing herein shall relieve any party from Liability for any willful breach hereof.

12.3 FEES AND EXPENSES

    Except as otherwise set forth in Section 10.2, each of IVI and Checkmate shall be responsible for the fees and expenses of its own legal counsel, accountants, investment bankers and other professional advisors in connection with this Agreement and the Transactions, including, without limitation, the Registration Statement, Proxy Statement/Prospectus and the Prospectus. All fees and expenses incurred in connection with this Agreement and the Transactions by Newco and Merger Sub, including, without limitation, fees and expenses incurred with respect to the incorporation and organization of each of them, registration fees and filing fees paid with respect to the Registration Statement or the Prospectus, and printing costs incurred with respect to the Registration Statement, Proxy Statement/Prospectus and the Prospectus shall be shared on an equal basis by IVI and Checkmate, whether or not the Transactions are consummated.

                       ARTICLE 13.00--GENERAL PROVISIONS

13.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

    Except as otherwise provided in this Section 13.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Date or upon the termination of this Agreement pursuant to Section 12.1, as the case may be, except that the agreements set forth in Sections 5.10, 5.12, 5.23 and 5.25 shall survive the Effective Date indefinitely and those set forth in Sections 5.8, 10.2 and 12.3 shall survive termination indefinitely. The Confidentiality/Standstill Agreement shall survive termination of this Agreement as provided therein.

13.2 NOTICES

    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the courier), and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by such party in a notice pursuant to this Section 13.2):

        (a) If to IVI:

   International Verifact Inc.
   79 Torbarrie Road
   Toronto, Ontario M3L 1G5

   Telecopier No.:               (416) 245-9896
   Attention:                    L. Barry Thomson
                                 President and CEO

   With a copy to:

   Meighen Demers
   Merrill Lynch Canada Tower
   200 King Street West
   Suite 1100
   Toronto, Ontario
   Canada M5H 3T4

   Telecopier No.:               (416) 977-5239
   Attention:                    Mark A. Convery

   And to:

   Morgan, Lewis & Bockius LLP
   101 Park Avenue
   46th Floor
   New York, NY
   U.S.A. 10178

   Telecopier No.:               (212) 309-6273
   Attention:                    David G. Nichols, Jr.

        (a) If to Checkmate:

   Checkmate Electronics, Inc.
   1003 Mansell Road
   Roswell, Georgia
   U.S.A. 30076

   Telecopier No.:               (770) 594-6019
   Attention:                    John C. Neubert

   With a copy to:

   Alston & Bird
   One Atlantic Center
   1201 West Peachtree Street
   Atlanta, Georgia
   U.S.A. 3039-3424

   Telecopier No.:               (404) 881-4777
   Attention:                    M. Hill Jeffries

13.3 AMENDMENT

    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Date;

    PROVIDED, HOWEVER, that, after approval of the matters put before the shareholders of Checkmate or the shareholders of IVI, no amendment may be made which by any Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

13.4 WAIVER

    At any time prior to the Effective Date, any party hereto may with respect to any other party hereto

        (a) extend the time for the performance of any of the obligations or other acts,

        (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and

        (c) waive compliance with any of the agreements or conditions contained herein.

    Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

13.5 HEADINGS

    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6 SEVERABILITY

    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.7 ENTIRE AGREEMENT

    This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality/Standstill Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

13.8 ASSIGNMENT

    None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.

13.9 PARTIES IN INTEREST

    This Agreement shall be binding upon and enure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than

Section 5.12 (which is intended to be for the benefit of the parties indemnified therein and may be enforced by such parties).

13.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE

    No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

13.11 GOVERNING LAW

    This Agreement (for purposes of Section 13.16 or otherwise) shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 13.16, each of the parties submits to the jurisdiction of the courts of the Province of Ontario to hear all actions, suits and proceedings arising in connection with this Agreement arising from the enforcement of arbitration judgments made pursuant to Section 13.16. Checkmate hereby appoints Cassels, Brock & Blackwell as its agent for service of process in respects of all actions, suits and proceedings in the courts of Ontario in connection with this Agreement.

13.12 COUNSEL FEE

    In the event of any Litigation by any party against the other for specific performance or damages for breach of this Agreement which results in a final judgment not subject to further appeal by one of the parties, the party against whom the judgment is entered shall pay to the party in whose favour the judgment is entered (the "successful party") all of the successful party's counsel fees and expenses in connection with the prosecution or defence of the action, including in respect of investigations, depositions and discoveries in connection therewith (and including, in connection with any litigation in a Canadian court, costs on a solicitor and his own client basis).

13.13 COUNTERPARTS

    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.14 WAIVER OF JURY TRIAL

    Each of IVI and Checkmate hereby irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this agreement or any of the transactions contemplated hereby.

13.15 U.S. CURRENCY

    Except as otherwise expressly stated, all dollar amounts referred to in this Agreement are in United States currency.

13.16 ARBITRATION

        (a) In the event of any dispute, claim, question or difference arising between IVI and Checkmate in respect of the provisions, the subject matter, the interpretation, or the effect of this Agreement or any breach hereof, the parties shall use their best endeavors to settle such dispute, claim, question or difference. To this effect the party which raises the concern shall give notice in writing to the other of the concern and the reasons therefor and its proposal for resolution. Thereafter, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both parties.

        (b) Except as is expressly otherwise provided in this Agreement, if the parties do not reach a solution pursuant to Section 13.16(a) within a period of 30 days from the written notice contemplated in Section 13.16(a), then upon written notice by either party to the other, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the American Arbitration Association Rules for the conduct of arbitrations in effect at the date of commencement of such arbitration, based upon the following:

           (i) the arbitration tribunal shall consist of one arbitrator appointed by each of the parties who is qualified by education and training to pass upon the particular matter to be decided, together with a third arbitrator appointed by the first two-selected arbitrators;

           (ii) the arbitrators shall be instructed that time is of the essence in proceeding with their determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within 30 days of the submission of such dispute to arbitration;

           (iii) the arbitration shall take place in the State of Delaware;

           (iv) the arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto; and

           (v) judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

    IN WITNESS WHEREOF, IVI, Checkmate, Newco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          INTERNATIONAL VERIFACT INC.

                                Per:            /s/ L. BARRY THOMSON
                                     -----------------------------------------
                                               Name: L. Barry Thomson
                                        Title: PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                                          CHECKMATE ELECTRONICS, INC.

                                Per:           /s/ J. STANFORD SPENCE
                                     -----------------------------------------
                                              Name: J. Stanford Spence
                                              Title: CHAIRMAN AND CEO

                                              IVI CHECKMATE CORP.

                                Per:            /s/ L. BARRY THOMSON
                                     -----------------------------------------
                                               Name: L. Barry Thomson
                                              Title: PRESIDENT AND CEO

                                           FUTURE MERGER CORPORATION

                                Per:           /s/ J. STANFORD SPENCE
                                     -----------------------------------------
                                              Name: J. Stanford Spence
                                                  Title: CHAIRMAN

                                  SCHEDULE "A"
                        SCHEDULE OF CERTAIN DEFINITIONS

    Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings, respectively:

(a)         "Acquisition Proposals" shall bear the meaning ascribed to it in Section
            10.2(a);

(b)         "Affiliate Agreement" shall bear the meaning ascribed to it in Section 5.11;

(c)         "Affiliate Letter" shall bear the meaning ascribed to it in Section 5.11;

(d)         "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person; including, without limitation, any partnership or joint venture in which Checkmate or IVI, as the case may be, (either along, or through or together with any other subsidiary) has, directly or indirectly, an equity interest of 10 percent or more;

(e)         "Agreement", "hereof", "herein", "hereunder", and similar expressions refer to this Agreement and the schedules and exhibits hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(f)         "Approvals" shall bear the meaning ascribed to it in Section 6.1;

(g)         "Arrangement" shall bear the meaning ascribed to it in the recitals;

(h)         "business day" means any day other than a Saturday, Sunday or a day when banks are not open for business in either or both of Atlanta, Georgia and Toronto,
            Ontario;

(i)         "Call Rights" shall bear the meaning ascribed to it in the recitals;

(j)         "CBCA" shall mean the CANADA BUSINESS CORPORATIONS ACT, as amended;

(k)         "Checkmate Balance Sheet" shall bear the meaning ascribed to it in Section 7.9;

(l)         "Checkmate Common Shares" shall bear the meaning ascribed to in the recitals;

(m)         "Checkmate Disclosure Schedule" shall bear the meaning ascribed to it in Section
            7.1;

(n)         "Checkmate Dissenting Shares" shall bear the meaning ascribed to it in Section
            3.8;

(o)         "Checkmate Employee Plan" shall bear the meaning ascribed to it in Section 7.11;

(p)         "Checkmate Exchange Ratio" shall bear the meaning ascribed to it in Section
            3.4(a)(ii);

(q)         "Checkmate Intellectual Property Rights" shall bear the meaning ascribed to it in Section 7.20;

(r)         "Checkmate Option" shall bear the meaning ascribed to it in Section 5.10(a);

(s)         "Checkmate Proxy Statement" shall bear the meaning ascribed to it in Section
            5.7(a);

(t)         "Checkmate SEC Documents" shall bear the meaning ascribed to it in Section
            7.7(a);

(u)         "Checkmate Share" shall bear the meaning ascribed to it in the recitals;

(v)         "Checkmate Shareholder Approval" shall bear the meaning ascribed to it in
            Section 5.7(a);

(w)         "Checkmate Shareholders' Meeting" shall bear the meaning ascribed to it in
            Section 5.7(a);

(x)         "Checkmate Stock Option Plans" shall bear the meaning ascribed to it in Section
            5.10(a);

(y)         "Checkmate Third Party Intellectual Property Rights" shall bear the meaning ascribed to it in Section 7.20;

(z)         "Closing" shall bear the meaning ascribed to it in Section 5.1;

(aa)        "Code" shall mean the United States Internal Revenue Code of 1986, as amended;

(bb)        "Company" shall mean IVI or Checkmate;

(cc)        "Confidentiality/Standstill Agreement" shall bear the meaning ascribed to it in
            Section 5.8;

(dd)        "Constituent Corporations" shall bear the meaning ascribed to it in Section 3.2;

(ee)        "Contracts" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, note, bond, mortgage, license, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any person is a party or that is binding on any person or its equity securities (including capital stock), properties or business;

(ff)        "control" (including the terms "controlled by" and "under common control with")
            means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by
            Contract or credit arrangement or otherwise;

(gg)        "Court" shall bear the meaning ascribed to it in Section 2.1 of this Agreement;

(hh)        "default or violation" means
                (i)  any breach, violation or default,
                (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach, violation or default, or
                (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms, or renegotiate, or to accelerate, increase, or impose any Liability;

(ii)        "Delaware Law" means Delaware General Corporation Law, as amended;

(jj)        "Director" means the director appointed under Section 260 of the CBCA;

(kk)        "Effective Date" shall bear the meaning ascribed to it in Section 2.1;

(ll)        "Effective Time" shall bear the meaning ascribed to it in Section 2.1;

(mm)        "Environmental Laws" shall bear the meaning ascribed to it in Section 6.17;

(nn)        "ERISA" shall mean the EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, as amended;

(oo)        "Exchange Act" means the SECURITIES EXCHANGE ACT OF 1934, as amended;

(pp)        "Exchange Agent" shall bear the meaning ascribed it in Section 3.6;

(qq)        "Exchange Rights" shall bear the meaning ascribed to it in the recitals;

(rr)        "Exchangeable Shares" shall bear the meaning ascribed to it in Section 2.1(a);

(ss)        "Final Order" shall bear the meaning ascribed to it in Section 2.1;

(tt)        "Form S-3" shall bear the meaning ascribed to it in Section 5.7(d);

(uu)        "GAAP" shall bear the meaning ascribed to it in the recitals;

(vv)        "Georgia Certificate of Merger" shall bear the meaning ascribed to it in Section
            3.1(b);

(ww)        "Georgia Law" means the Georgia Business Corporations Code, as amended;

(xx)        "governmental entity" shall bear the meaning ascribed to it in Section 6.5(c);

(yy)        "hazardous substances" shall bear the meaning ascribed to it in Section 6.17(d);

(zz)        "HSR Act" means the HART-SCOTT-RODINO ANTI-TRUST IMPROVEMENTS ACT OF 1976, as
            amended;

(aaa)       "Indemnified Parties" shall bear the meaning ascribed to it in Section 5.12(b);

(bbb)       "Ingenico" means Ingenico, S.A., a French corporation;

(ccc)       "IVI Balance Sheet" shall bear the meaning ascribed to it in Section 6.9;

(ddd)       "IVI Common Shares" shall bear the meaning ascribed to it in the recitals;

(eee)       "IVI Disclosure Schedule" shall bear the meaning ascribed to it in Section 6.1;

(fff)       "IVI Dissenting Shares" shall bear the meaning ascribed to it in Section 2.4;

(ggg)       "IVI Employee Plan" shall bear the meaning ascribed to it in Section 6.11;

(hhh)       "IVI Exchange Ratio" shall bear the meaning ascribed to it in the recitals;

(iii)       "IVI Intellectual Property Rights" shall bear the meaning ascribed to it in
            Section 6.20;

(jjj)       "IVI Option" shall bear the meaning ascribed to it in Section 5.10(a);

(kkk)       "IVI Option Plan" shall bear the meaning ascribed to it in Section 5.10(a);

(lll)       "IVI OSC Reports" shall bear the meaning ascribed to it in Section 6.7(a);

(mmm)       "IVI Proxy Statement" shall bear the meaning ascribed to it in Section 5.7(b);

(nnn)       "IVI SEC Documents" shall bear the meaning ascribed to it in Section 6.7(b);

(ooo)       "IVI Shareholders' Meeting" shall bear the meaning ascribed to it in Section
            5.7(b);

(ppp)       "IVI Third Party Intellectual Property Rights" shall bear the meaning ascribed to it in Section 6.20;

(qqq)       "Interim Order" shall bear the meaning ascribed to it in Section 2.1;

(rrr)       "IRS" shall mean the United States Internal Revenue Service;

(sss)       "ISOs" shall bear the meaning ascribed to it in Section 5.10(b);

(ttt)       "ITA" shall mean the INCOME TAX ACT (Canada), as amended;

(uuu)       "knowledge of Checkmate" or "Checkmate's knowledge" or like phrases shall mean only the actual knowledge, information and belief of J. Stanford Spence, Gregory
            A. Lewis and John C. Neubert, after, in all cases, reviewing all relevant records and making due enquiries regarding the relevant matter;

(vvv)       "knowledge of IVI" or "IVI's knowledge" or like phrases shall mean only the actual knowledge, information and belief of George Whitton, L. Barry Thomson and
            Peter Henry, after, in all cases, reviewing all relevant records and making due enquiries regarding the relevant matter;

(www)       "Law" means any code, law, ordinance, regulation, reporting or licensing requirement, rule, statute or similar requirement applicable to a person or its properties, Liabilities or business;

(xxx)       "Liabilities" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defence), claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise;

(yyy)       "Liens" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for current property Taxes not yet due and payable;

(zzz)       "Litigation" shall bear the meaning ascribed to it in Section 6.10;

(aaaa)      "Merger" shall bear the meaning ascribed to it in the recitals;

(bbbb)      "Merger Consideration" shall bear the meaning ascribed to it in Section 3.4(c);

(cccc)      "NASD" means the National Association of Securities Dealers, Inc.;

(dddd)      "Newco Common Stock" shall bear the meaning ascribed to it in the recitals;

(eeee)      "Newco Preferred Stock" shall bear the meaning ascribed to it in Section 2.1(b);

(ffff)      "Newco Special Voting Stock" means the preferred stock contemplated by Exhibit
            C;

(gggg)      "NTN" means National Transaction Network, Inc., a Delaware corporation;

(hhhh)      "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any governmental entity;

(iiii)      "OSA" shall mean the SECURITIES ACT (Ontario);

(jjjj)      "OSC" means the Ontario Securities Commission;

(kkkk)      "Participation Right" shall bear the meaning ascribed to it in Section 6.3(iv);

(llll)      "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (to the extent such group is deemed a "person" under Section 13(d)(3) of the Exchange Act);

(mmmm)      "Plan of Arrangement" shall bear the meaning ascribed to it in the recitals;

(nnnn)      "properties" of Checkmate, IVI, Newco or any other person means all of the assets, properties, businesses and rights of such person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such person, and whether or not owned in the name of such person or any affiliate of such person and wherever located;

(oooo)      "Prospectus" shall bear the meaning ascribed to it in Section 5.7(e);

(pppp)      "Proxy Statements" shall bear the meaning ascribed to it in Section 5.7(b);

(qqqq)      "Proxy Statement/Prospectus" shall bear the meaning ascribed to it in Section
            6.13(ii);

(rrrr)      "Registration Statement" shall bear the meaning ascribed to it in Section
            5.7(c);

(ssss)      "Rights" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or other types of equity securities of a person (or an affiliate or successor of such person) or by which a person is or may be bound to issue additional shares of its capital stock, other types of equity securities or other Rights;

(tttt)      "SEC" shall mean the United States Securities and Exchange Commission;

(uuuu)      "Securities Act" means the SECURITIES ACT OF 1933, as amended;

(vvvv)      "Series A Preferred Share" shall bear the meaning ascribed to it in Section
            2.1(a);

(wwww)      "Share" shall bear the meaning ascribed to it in Section 3.4(a)(ii);

(xxxx)      "Shareholder Protection Rights Agreement" shall bear the meaning ascribed to it in Section 5.22;

(yyyy)      "State Takeover Laws" shall bear the meaning ascribed to it in Section 6.5(c);

(zzzz)      "Stock Option Plans" shall bear the meaning ascribed to it in Section 5.10(a);

(aaaaa)     "Subsequent Dividend" shall bear the meaning ascribed to it in Section 3.4(b);

(bbbbb)     "subsidiary" or "subsidiaries" of Checkmate, IVI, Newco or any other person means any corporation, partnership, joint venture or other legal entity of which
            Checkmate, IVI, Newco or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity;

(ccccc)     "Superior Proposal" shall bear the meaning ascribed to it in Section 10.2(c);

(ddddd)     "Support Agreement" shall bear the meaning ascribed to it in Section 2.3;

(eeeee)     "Surviving Corporation" shall bear the meaning ascribed to it in Section 3.1(a);

(fffff)     "Tax" or "Taxes" shall bear the meaning ascribed to it in Section 6.16(a);

(eeeee)     "Tax Returns" shall bear the meaning ascribed to it in Section 6.16(a);

(ggggg)     "Terminating Breach" shall bear the meaning ascribed to it in Section 12.1(f);

(hhhhh)     "Third Party" shall bear the meaning ascribed to it in Section 10.2(c);

(iiiii)     "Transactions" shall mean the Arrangement and the Merger;

(jjjjj)     "Trustee" shall bear the meaning ascribed to it in Section 2.2;

(kkkkk)     "TSE" means The Toronto Stock Exchange;

(lllll)     "Voting Rights" shall bear the meaning ascribed to it in the recitals;

(mmmmm)     "Voting Trust Agreement" shall bear the meaning ascribed to it in Section 2.2;

(nnnnn)     "Year 2000 Compliant" means that the product, software or system in question:

                (i)  will correctly and unambiguously process date information at all times, including as the years 1999 and 2000 are approached and reached;

                (ii) will not suffer any abends, aborts, improper operation or other interruptions in operation as a result of the approach or reaching of any particular date or the improper processing of any date. "Processing" of date information includes, but is not limited to, accepting input of dates without ambiguity, outputting all dates in an unambiguous form, and performing calculations, comparisons or operations or taking actions or making decisions using dates, portions of dates, or time periods. The concept of Year 2000 Compliance includes all issues relating to the handling of dates or time periods, including the processing of the leap year that will occur in the year 2000.